UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

The Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503-6091

Notice of Annual Meeting of Shareholders

to be Held June 11, 2013

You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Alaska Communications Systems Group, Inc. (“Alaska Communications” or the “Company”), to be held at the Z.J. Loussac Library, Public Conference Room, 3600 Denali Street, Anchorage, AK 99503-6091, on Tuesday, June 11, 2013 at 8:30 a.m. Alaska time, for the following purposes:

1.	To elect seven directors to serve for a term of one year and until their successors are duly elected and qualify;

2.	To provide an advisory vote approving the Company’s executive compensation;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	To transact any other business that may properly come before the 2013 Annual Meeting or any adjournment(s) or postponement(s) thereof.

These matters are described in more detail in the accompanying proxy statement. In addition, financial and other information about Alaska Communications Systems Group, Inc. is contained in the accompanying Annual Report on Form 10-K for the year ended December 31, 2012. We encourage you to read the proxy statement and the other information carefully.

Only shareholders of record at the close of business on April 12, 2013, the Record Date, will be entitled to vote at the annual meeting, including any adjournment(s) or postponement(s) thereafter. During the ten days prior to the annual meeting, a list of such shareholders will be available for inspection at the executive offices at the address set forth above.

Whether or not you plan to attend the annual meeting, we urge you to vote your shares via the toll-free number or over the Internet, as described in the enclosed materials. If you receive a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be Held on June 11, 2013:

The 2012 Annual Report and Proxy Statement of Alaska Communications Systems Group, Inc. are available at

www.proxydocs.com/alsk or via our investor relations website at www.alsk.com.

By order of the Board of Directors,

Leonard Steinberg
Sr. Vice President, Legal, Regulatory, and Government Affairs and Corporate Secretary

Anchorage, Alaska

April 26, 2013

i

PROXY STATEMENT

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503-6091

Annual Meeting of Shareholders

to be Held June 11, 2013

Information about the Annual Meeting of Shareholders

Date, Time and Place of Meeting

The annual meeting of Alaska Communications Systems Group, Inc. (“Alaska Communications” or the “Company”) will be held on Tuesday, June 11, 2013, beginning at 8:30 a.m. Alaska time at the Z.J. Loussac Library, Public Conference Room, 3600 Denali Street, Anchorage, AK 99503-6091.

Items of Business

1.	The election of seven directors to serve for a term of one year and until their successors are duly elected and qualify;

2.	To provide an advisory vote approving the Company’s executive compensation;

3.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	Other business that may properly come before the 2013 Annual Meeting or any adjournment(s) or postponement(s) thereof.

About this Proxy Statement

Our Board of Directors (the “Board”) has made this proxy statement available to you to solicit your vote at the annual meeting including any adjournment(s) or postponement(s) or adjourned meeting held thereafter. This proxy statement contains summarized information required to be provided to shareholders under rules promulgated by the Securities and Exchange Commission (“SEC”) and is designed to assist shareholders in voting their shares. On or about April 26, 2013, we will begin mailing a Notice of Internet Availability of Proxy Materials, or the proxy materials, to all shareholders of record at the close of business on April 12, 2013 (the “Record Date”).

The SEC’s rules permit us to deliver a single Notice of Internet Availability or set of Meeting materials to one address shared by two or more of our stockholders. This procedure is known as “householding.” Although we do not “household” for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or notice of proxy materials in the future, please contact the bank, broker or other nominee through which you hold your shares.

Voting

Only shareholders of record as of the close of business on the Record Date will be entitled to vote their shares at the annual meeting or any adjournment thereof. Each share is entitled to one vote at the annual meeting. At the close of business on the Record Date, there were 46,547,043 outstanding shares of our common stock.

Voting Your Proxy

If you received a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your notice. You may also request a free paper copy of the proxy materials by visiting the Internet site address listed on your notice, by calling the listed telephone number, or by sending an e-mail to the e-mail address listed on your notice.

If your shares are held through a broker, bank or other nominee (held in street name), you will receive instructions from them that you must follow to have your shares voted. If you want to vote in person at the annual meeting, you must obtain a valid “legal proxy”, executed in your favor, from your broker, bank or other nominee before the annual meeting and bring it to the annual meeting with you.

If you hold your shares in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability of Proxy Materials and the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope. Of course, you can always come to the annual meeting and vote your shares in person.

Whichever method you select to transmit your instructions, the named proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board:

•	FOR all of the nominees for director;

•	FOR the advisory approval of the Company’s executive compensation;

•	FOR ratification of the appointment of KPMG, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

•	AT THE DISCRETION OF YOUR PROXIES on any other matter that may be properly brought before the annual meeting.

Revocation of Proxy

You may revoke your proxy before it is voted at the annual meeting by:

•	filing a written notice of revocation dated after the date you voted your original proxy; and either

•

submitting a duly executed proxy for the same shares of common stock bearing a later date than the original proxy, which must be received by the Company at the address listed below no later than 5:00 p.m. Alaska time on June 10, 2013; or

•

obtaining a valid legal proxy from your broker, bank or other nominee, as instructed above under the section heading “Voting Your Proxy” and attending the annual meeting and voting in person at the annual meeting.

Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard Steinberg, Sr. Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, 600 Telephone Avenue MS65, Anchorage, Alaska 99503-6091.

Heidi L. Thomerson, an employee of the Company designated by the Corporate Secretary, will act as Inspector of Elections, and Mediant Communications, LLC will act as tabulator of the votes for bank, broker and other shareholder of record proxies.

Dissenting stockholders will not have the right to obtain appraisal of or payment for such stockholders’ common stock with respect to any matter to be acted upon at the Annual Meeting.

Quorum

Holders of a majority of the outstanding shares of common stock entitled to vote generally in the election of directors must be present at the annual meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chair of the Board or a majority in interest of the shareholders present and entitled to vote may adjourn the annual meeting.

Shares present, either by proxy or in person, that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes or abstentions are not considered votes cast on that proposal. Thus, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the annual meeting except to change the absolute number, but not the percentage, required for approval of a matter.

Votes Necessary for Approval of Proposals

Proposal 1:	Election of Directors – Uncontested election of each director is decided by a majority of the votes cast. Therefore, each of the seven persons nominated for director must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on that director.

Proposal 2:	Advisory approval of the Company’s Executive Compensation – For this advisory vote to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Proposal 3:	Ratification of Independent Registered Public Accounting Firm – For this proposal to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Costs of Proxies

Alaska Communications Systems Group, Inc. is soliciting the proxies and will bear the cost of solicitation. In addition to mailing a Notice of Internet Availability of Proxy Materials or this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We have retained Advantage Proxy to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Advantage Proxy $5,000 plus reasonable out-of-pocket expenses, for proxy solicitation services.

General

This Proxy Statement provides information concerning the identity and qualifications of the Company’s directors and executive officers, their compensation, the Company’s performance in fiscal year 2012, and the proposals that you, our shareholders, are being asked to vote on.

Corporate Governance Highlights

•	Board Independence

Six of seven of our directors are independent directors.

All members of the Audit, Compensation and Personnel, Nominating and Corporate Governance and Strategic Opportunities committees are independent directors.

Our presiding director and Board chair, Edward J. (Ned) Hayes, Jr., is an independent director.

•	Board and Committee Meetings in Fiscal 2012

Full Board meetings held - 12

Independent Directors only meetings held - 12

Audit Committee meetings held - 11

Compensation and Personnel Committee meetings held - 8

Nominating Committee meetings held - 7

Strategic Planning Committee meetings held - 6

Board elections are held annually

•

The Board continued to implement “best practices” in our compensation programs including the addition of “clawback” provisions and double triggers to our all our severance arrangements with our executives.

•	All of our directors continue to stand for election annually, and we continue to have a non-executive chairperson.

•

In 2012, the Compensation and Personnel Committee reduced our named executive officers’ (“NEOs”) annual equity awards by 35% across the board from the 2011 award levels, in recognition of the Company’s 2011 share price decline, as discussed later in this proxy statement.

•

For 2013, the Compensation and Personnel Committee approved a compensation program tied to achieving its new long-term plan centered on debt reduction, aided by the implementing of the Alaska Wireless Network (“AWN”) transaction described below, continued broadband revenue growth and debt reduction. Accordingly, the Compensation and Personnel Committee did not increase the Chief Executive Officer’s (“CEO”) salary but instead increased the CEO’s performance based compensation to two-thirds (2/3) of total target compensation. All NEO including the CEO’s long-term performance based compensation vests according to the business plan’s de-levering targets, which will consequently drive shareowner value.

•

We continue to ensure that pay follows performance at Alaska Communications. Annually, we set challenging, quantitatively measurable, Company performance goals as well as certain individual performance goals for our executives and measure performance to Company performance goals based on audited financial statements, assess performance to individual goals, and pay our executives accordingly. Our shareholders are provided the opportunity to participate in an annual advisory vote on our executive compensation program, which is discussed further in this proxy statement in Proposal 2.

Security Ownership of Certain Beneficial Owners

The following table provides information about beneficial owners of more than five percent (5%) of the Company’s common stock outstanding as of April 1, 2013.

	Amount and nature of beneficial ownership		Percent of class

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,702,915	(1)	10.10%

(1)

Based solely on a Schedule 13G/A filed with the SEC on February 21, 2013 by The Vanguard Group, Inc., approximately .04% of the shares reported on Schedule 13G are beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of our Common Stock.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of April 1, 2013 by:

•	each current director and director nominee;

•	each executive officer named in the Summary Compensation Table; and

•	all of the directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

		Class-Common Stock
	Name of beneficial owner	Shares owned	Other beneficial ownership		Acquirable within 60 days		Total	Percent of class
Directors:
	Edward (Ned) J. Hayes, Jr.	66,085	—		—		66,085	*
	Anand Vadapalli	263,865	—		—	(1)	263,865	*
	Peter D. Ley	31,340	—		28,864	(2)	60,204	*
	John Niles Wanamaker	3,668	—		24,636	(2)	28,304	*
	David W. Karp	1,000	—		28,137	(2)	29,137	*
	Brian A. Ross	25,108	—		—		25,108	*
	Margaret L. Brown	—	—		16,975	(2)	16,975	*
Officers:
	Wayne P. Graham	47,799	—		—		47,799	*
	Leonard A. Steinberg	202,022	—		117,220	(3)	319,242	*
	David C. Eisenberg	6,895	—		—		6,895	*
	James R. Johnsen	40,532	413	(4)	—		40,945	*

	Total directors & executive officers as a group (12 persons)	733,094	413		215,832		949,339	2.04%

(1)

Amount reported as acquirable within 60 days does not include two hundred seventy-five thousand (275,000) vested stock-settled stock appreciation rights (“SSARs”) held by Mr. Vadapalli for which the fair market value of our common stock was significantly less than the exercise price of the SSARs on April 1, 2013. Because the exercise price is above the current market value, it is highly unlikely there will be any exercise of these SSARs and, therefore no additional shares of our stock will be acquired by Mr. Vadapalli.

(2)	Includes deferred units and equivalents awarded as non-employee director compensation, which have been deferred until the director’s retirement from the Board.
(3)	Includes unvested restricted stock units (“RSUs”) that are subject to acceleration and vesting upon Mr. Steinberg’s retirement from the Company.
(4)	Includes shares indirectly held in a 401K plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require executive officers, directors, and owners of more than ten percent of our common stock to file reports (Forms 3, 4 and 5) with the SEC and any stock exchange or trading system on which our securities are listed. These reports relate to the number of shares of our common stock that each such person owns, and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2012.

Proposal 1: Election of Directors

All of our incumbent directors are standing for election at the 2013 Annual Meeting. If elected, each director will serve a term of one-year or until their successors are duly elected and qualified. The nominees for director are: Edward (Ned) J. Hayes, Jr., Anand Vadapalli, Peter D. Ley, John Niles Wanamaker, David W. Karp, Brian A. Ross, and Margaret L. Brown. Each nominee is recommended for nomination by the Nominating and Corporate Governance Committee and has been nominated by the Board for election. The table below contains certain biographical information about each of the director nominees of the Company. The nominated directors have consented to serve, if elected, until his or her successor is elected at a subsequent annual meeting of shareholders, but should any nominee be unavailable to serve at the time of the annual meeting, each shareholder’s proxy will vote for the substitute nominee recommended by the Board.

Nominees for Director

The table below sets forth certain information as of April 1, 2013, about those persons who have been nominated to serve as directors until the annual meeting of shareholders in 2014. All of the nominees, with the exception of Mr. Vadapalli, qualify as Independent Directors in accordance with the SEC and NASDAQ definitions for independence and the standards established in our Corporate Governance Principles. The specific experience, qualifications, attributes and skills of each nominee that led to the nomination for director are discussed further starting on page 13 of this proxy statement.

Name	Age	Position	Director Since
Edward (Ned) J. Hayes, Jr.	57	Chairman of the Board of Directors	2006
Anand Vadapalli	47	President and Chief Executive Officer	2011
Peter D. Ley	53	Director	2008
John Niles Wanamaker	44	Director	2011
David W. Karp	46	Director	2011
Brian A. Ross	55	Director	2011
Margaret L. Brown	63	Director	2012

Nominated Directors and Their Business Experience

Edward (Ned) J. Hayes, Jr. has been a director since February 2006, and has served as the Chairman of the Board since April 2011. He is currently the Senior Vice President and Chief Financial Officer (“CFO”) of Aviat Networks, Inc. (NASDAQ: AVNW) a leading company in wireless transmission and networking solutions to the mobile and non-mobile markets. He joined Aviat Networks in October of 2011 after serving as the CFO of Pillar Data Systems, a privately held enterprise data storage company. Prior to joining Pillar, Mr. Hayes served as Executive Vice President and CFO of Quantum Corporation (NYSE: QTM), a global leader in data back-up, recovery and archive storage. He joined Quantum after serving as President and CEO of DirecTV Broadband, Inc. Prior to DirecTV Broadband, Mr. Hayes served as Executive Vice President and CFO at Telocity, Inc., and Financial Vice President and CFO in two of Lucent Technologies’ divisions, including the $20 billion Global Service Provider Business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation (NYSE: UIS), Asea Brown Boveri (ABB), and Credit Suisse First Boston. He has previously served as an independent director and Chair of the Audit Committee of New Wave Research, Inc. and as an independent director of and Chair of the Audit Committee of NPTest, Inc. Mr. Hayes currently serves as an advisor to the President and CEO of Super Micro Computer, Inc. (NASDAQ: SMCI) after having served the Company as an independent director and Chair of the Audit Committee. Mr. Hayes conducted his graduate studies in Accounting and Finance at New York University’s Stern Graduate School of Business and received his undergraduate degree from Colgate University in New York.

Anand Vadapalli, who was appointed by the Board, effective February 1, 2011, serves as President, CEO and Director of the Company. Prior to that, Mr. Vadapalli served as Executive Vice President and Chief Operations Officer (“COO”) of the Company beginning October 26, 2009, with operational responsibility for all facets of our business, including network operations, technology, sales and service. Mr. Vadapalli served as our Executive Vice President, Operations and Technology, from December 2008 until October 2009 and previously was our Senior Vice President, Network & Information Technology beginning in August 2006, when he joined the Company. Before joining us, Mr. Vadapalli had most recently served as Vice President of Information Technology at Valor Telecom since February 2004. Prior to Valor, from January 2003 to February 2004, he served as Executive Vice President and Chief Information Officer at Network Telephone Corporation, and from January 1996 through January 2003, he served in various positions at Broadwing / Cincinnati Bell, including as Vice President, Information Technology. Mr. Vadapalli holds a B.E. in Mechanical Engineering from Osmania University in Hyderabad, India as well as a P.G.D.M. from the Indian Institute of Management in Calcutta, India. He currently serves as a member of the Board of Trustees for the University of Alaska Foundation and as a member of the Board of Directors of Premera Blue Cross. In addition, Mr. Vadapalli is an active participant in industry associations, serving on the boards of both the Alaska Telephone Association and the United States Telecom Association.

Peter D. Ley, a director since August 2008, is the CFO of Hargray Holdings, LLC, a provider of cable television and telecommunications services. Prior to joining Hargray in September 2012, Mr. Ley served as CFO of Connexion Technologies, an operator of residential communications networks for gated communities and high-rise towers. In April of 2012, Connexion filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining Connexion in November 2007, Mr. Ley served for seven years as a managing director at Bank of America Securities, responsible for managing client relationships with the U.S. telecommunications industry. Prior to joining Bank of America, he served as CFO of Pennsylvania-based Commonwealth Telephone Enterprises Inc. Mr. Ley has also served as an investment banker at Dominick & Dominick, Furman Selz, Robert Fleming, Morgan Grenfell and Salomon Brothers. Mr. Ley holds an M.B.A. from Harvard University in Massachusetts and a B.A. from Dartmouth College in New Hampshire.

John Niles Wanamaker, a director since January 2011, serves as Vice Chairman of Venture Ad Astra, LLC, a company focusing on geointelligence, location and imaging technologies; and as Vice-Chairman of ZuluTime, LLC, a company with breakthrough position, navigation and timing technologies for wireless networks and innovative indoor location-based services. In addition, he conducts an active angel investment practice under the name of Alaska Venture Partners, LLC, investing in companies both in and out of Alaska. Mr. Wanamaker has served as either founder or CEO of companies from a wide range of industries, including early stage capital, wireless communication, aerospace launch vehicles, electronic monitored security, and real estate development. His focus has been on value creation and monetization value. Active in his community, Mr. Wanamaker donates his time to a number of organizations. He is the former Chairman of the board of Alaska Pacific University and continues to serve as a Trustee. He sits as a Director of Seawolf Holdings, the for-profit entity of the University of Alaska Anchorage that is responsible for technology licensing and commercialization. He recently served as the Honorary Commander for the 477th Fighter Group at Elmendorf Air Force Base and is a co-founder and board member of the Anchorage Schools Foundation. Mr. Wanamaker is a graduate of the University of Chicago and is also a 2012 Governance Fellow with the National Association of Corporate Directors.

David W. Karp, a director since March 2011, is the President and CEO of Saltchuk Air Cargo, Inc., managing Northern Air Cargo, Inc. and Aloha Air Cargo, Inc. The airlines operate a fleet of Boeing 737 and SAAB aircraft within the states of Alaska and Hawaii, the contiguous U.S. states, Canada and Mexico. Mr. Karp previously served as the Vice President and COO of Anchorage-based Hawaiian Vacations for nearly seven years. Hawaiian Vacations transported approximately 50,000 vacationers between Alaska and Hawaii every year utilizing chartered Boeing 767 aircraft owned by Hawaiian Airlines. Before that, Mr. Karp served as the Executive Director of the Alaska Tourism Marketing Council, overseeing the cooperative tourism marketing efforts between the State of Alaska and over 1000 private sector tourism businesses. Mr. Karp also serves as a member of the Alaska Pacific University Board of Trustees. He is the past Chairman of the board for the Alaska Aviation Museum. Mr. Karp is a graduate of the University of Oregon, and he completed the Owner President Manager Program at the Harvard School of Business in March 2011. Mr. Karp is also a 2013 Governance Fellow with the National Association of Corporate Directors.

Brian A. Ross, a director since October 2011, is an independent consultant. Until December 2012, Mr. Ross served as President and CEO of KnowledgeWorks, an educational non-profit that provides innovative methodologies to teachers, administrators and local community leaders that more effectively prepare students for college and 21st century careers. Prior to joining KnowledgeWorks, Mr. Ross had a successful 13-year-tenure at Cincinnati Bell, where he served four years as CFO and two years as COO. He is a member of the boards of Downtown Cincinnati, Inc. and Ursuline Academy. Mr. Ross holds a Bachelor of Arts degree in economics, mathematics and statistics from Miami University and a Master of Arts degree in statistics from the University of California.

Margaret L. Brown, a director since June 2012, is the former president and CEO of CIRI, an Alaska Native regional corporation. Ms. Brown held several management positions within CIRI since joining in 1976. During her more than 35 years at CIRI, Ms. Brown led the corporation through significant growth by diversifying its interests across several industries crucial to Alaskans. Ms. Brown also worked with state and federal agencies, as well as the U.S. Congress, to help implement the Cook Inlet Land Exchange, widely considered one of the largest land exchanges in the nation’s history. Ms. Brown currently serves on several boards, including the Student Conservation Association, the National Museum of the American Indian, Commonwealth North and the Alaska Native Heritage Center. Ms. Brown is also a member of advisory boards for Alaska Airlines and the University of Alaska Anchorage Honors College. Her leadership in Alaska has been recognized with an Athena Award in 2012, the fDi Magazine business personality of the year award in 2008, and the Alaska Business Hall of Fame laureate honor in 2009. Ms. Brown holds a bachelor’s degree in biology from the University of Oregon and a master’s degree in business administration from the University of Colorado. Ms. Brown is a lifelong Alaskan of Yup’ik descent and was raised in Takotna, a small village in central Alaska.

Executive Officers

The table below sets forth certain information as of April 1, 2013 about those persons currently serving as our executive officers of the Company. Biographical information on Anand Vadapalli, our President and CEO, is included above in the section “Nominees for Directors.”

Name	Age	Title
Anand Vadapalli	47	President and Chief Executive Officer
Wayne P. Graham	51	Chief Financial Officer
David C. Eisenberg	52	Senior Vice President and Chief Revenue Officer
James R. Johnsen	55	Sr. Vice President, Human Resources and Process Transformation
Leonard A. Steinberg	59	Sr. Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary
Michael R. Todd	47	Sr. Vice President, Engineering & Operations

Wayne P. Graham serves as our CFO. Mr. Graham is responsible for leading our finance, treasury, accounting, information technology, supply chain management and investor relations functions and has key responsibilities in business strategy and cost structure rationalization, as well as performance measurement and metrics. Mr. Graham helped establish the Company in 1998 as an initial member of management, and rejoined the Company in 2011 from Ensequence, a leading provider of global interactive software for TV, where he was CFO. In addition to his roles at Alaska Communications and Ensequence, Mr. Graham previously served as CFO of Integra Telecom, a leading competitive local exchange company, and ACS Media, a publicly traded print and electronic yellow page provider, based in Alaska. In total, he brings over twenty-five years of relevant financial and industry experience. Mr. Graham holds a B.S.B.A. from Georgetown University and an M.B.A. from the University of Washington.

David C. Eisenberg serves as our Senior Vice President and Chief Revenue Officer. He is responsible for leading the Company’s sales, marketing, product development and corporate communications functions. Prior to returning to Alaska Communications in October 2012, Mr. Eisenberg served Alaska Communications as an independent consultant in the area of process transformation. Mr. Eisenberg previously held the position of Senior Vice President in charge of corporate strategy, development and marketing from 2003 to 2008. Prior to joining the Company in 2003, Mr. Eisenberg worked for Sprint Corporation for 21 years and among other roles, served as Vice President, Corporate Strategy/Strategic Marketing Planning. Mr. Eisenberg holds a Bachelor of Arts degree in mathematics from Northwestern University and an M.B.A. from the Keller Graduate School of Management.

James R. Johnsen serves as our Senior Vice President of Human Resources and Process Transformation and is responsible for the company’s human resource and process transformation functions. Mr. Johnsen joined Alaska Communications in 2011 from Doyon, Limited, an Alaska Native regional corporation, where he served as Senior Vice President of Administration. Before that, he spent 12 years at the University of Alaska, where he served in several executives roles. Mr. Johnsen is active in the community as a member of the Alaska State Chamber of Commerce Board of Directors, a Trustee of the University of Alaska Foundation and in several advisory roles at the University of Alaska, where he also teaches on occasion. Mr. Johnsen holds an undergraduate degree from the University of California, Santa Cruz, a master’s from the University of Chicago, and a doctorate from the University of Pennsylvania.

Leonard A. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary. Mr. Steinberg is responsible for the Company’s legal affairs, corporate governance, regulatory compliance and risk management functions. He also serves as the Company’s Chief Ethics Officer. He previously served as our Vice President, General Counsel and Corporate Secretary from 2001 through 2011 after joining us as a senior attorney in June 2000. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative law to represent telecommunications and energy clients at Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hosie, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a J.D. degree from the University of California’s Hastings College of Law, a Masters in Public Administration degree from Harvard University’s Kennedy School of Government, an M.B.A. from University of California Berkeley’s Haas School of Business, and a B.A. from the University of California at Santa Cruz.

Michael R. Todd serves as our Senior Vice President, Engineering and Operations. Mr. Todd is responsible for all engineering, service delivery and operations functions. His focus includes improving the overall customer experience through developing and executing long-term network evolution plans, establishing engineering and service delivery standards, directing cross-departmental process improvement teams to reduce cycle time, and enhancing operational efficiencies and employee development. Mr. Todd first joined Alaska Communications in August 2008. Before assuming his current position in October 2010, he served as our Vice President, Engineering and Service Delivery. Mr. Todd brings more than 20 years of telecommunications leadership and expertise with a focus on engineering/service delivery, building and maintaining wireless networks, staff operations and multi-site development. Prior to Alaska Communications, Mr. Todd held various engineering and operations leadership positions at Sprint, Nortel and Ericsson, Inc. He holds a BS in Engineering from Texas A&M University and an M.B.A. from the University of Texas.

Corporate Governance

We maintain corporate governance policies and practices that reflect what the Board believes are “best practices,” as well as those required under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and NASDAQ. Our Corporate Governance Principles and Guidelines may be viewed or downloaded from our investor relations website at www.alsk.com.

Board of Directors

The Board oversees the direction of the Company for the long-term benefit of the shareholders. Currently, there are seven (7) members on the Board, six of whom (86% of the directors) are neither officers, employees, nor former employees of the Company. All seven directors have been nominated for election in 2013, and only one, Mr. Vadapalli, is an officer, employee, or former employee of the Company. All of our other directors who are nominees to be voted on at the 2013 annual meeting have been determined to be Independent Directors, as defined by the applicable NASDAQ listing rules. All members of the Audit Committee, Compensation and Personnel Committee, Nominating and Corporate Governance Committee and Strategic Planning Committee are independent directors, as defined by the applicable NASDAQ listing rules. No directors received withhold/against votes of fifty percent (50%) or greater at the most recent annual meeting. Directors are required by our Corporate Governance Policy to immediately tender a resignation in the event of a conflict or change of circumstances that would interfere with the fiduciary duty owed to the Company.

Board Meetings and Committees; Annual Meeting Attendance

The Board met twelve (12) times during 2012 and the Independent Directors also met separately in executive session twelve times in 2012. All of the incumbent directors serving in 2012 attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served during the period he or she was serving on the Board and any applicable committee.

While the Company has no formal policy regarding director attendance at the annual meeting of shareholders, the Company encourages all directors to attend. Six of the directors then serving attended the 2012 Annual Meeting of Shareholders.

Board Leadership Structure

Our Board’s independent leadership is strengthened by separation of the CEO and Board Chair functions. Our Board Chair is an Independent Director, Edward (Ned) J. Hayes, Jr. Mr. Hayes has served on our Board since 2006 and previously served as the Chair of the Board’s Audit Committee.

The Board has determined that its leadership structure is appropriate given its judgment that there are advantages to having a non-executive Board Chair to provide independent oversight and for matters such as communications and relations between the Board, the CEO, and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating a robust director, Board, and CEO evaluation process. The Board believes that because of this separated structure, the Board’s advisory and oversight roles are effectively focused on assisting the CEO and senior management in seeking and adopting successful business strategies and risk management policies, and in making successful choices in management succession.

Committees of the Board

Our Board has four committees: Audit, Compensation and Personnel, Nominating and Corporate Governance, and Strategic Opportunities.

Audit Committee

The purpose of the Audit Committee is to provide assistance to the Board in fulfilling the Board’s oversight of the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports, the assessment of major risks facing the Company and the review of options to mitigate such risks, and the independence and performance of the Company’s registered independent public accounting firm. The committee also monitors and evaluates the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the risk assessment procedures as required. The committee operates pursuant to a written charter adopted by the Board, which is available at www.alsk.com.

The Audit Committee currently consists of three directors, none of whom are employees of the Company. Brian Rogers who has since left the Board also served as a member during a portion of 2012. The committee met eleven times in 2012. The directors serving as committee members are Messrs. Ley (Chair), Ross and Wanamaker. The Board has determined that all of the members of the committee are Independent Directors, as defined by the applicable NASDAQ listing rules. Our Board has also determined that Messrs. Ley and Ross are qualified as “audit committee financial experts” as that term is defined under the Exchange Act. The Report of the Audit Committee is included in this proxy statement on page 49.

Compensation and Personnel Committee

The purpose of the Compensation and Personnel Committee (“Compensation Committee”) is to discharge the Board’s responsibilities relating to Company compensation plans, policies and procedures including: (i) evaluate and establish director and executive officer compensation and performance requirements; (ii) approve equity and cash incentive programs for all employees of the Company; (iii) oversee succession planning for executive officers and other management, as appropriate and (iv) produce an annual executive compensation report to be included in the Company’s proxy statement. The committee operates pursuant to a written charter adopted by the Board and available at www.alsk.com.

The members of the Compensation Committee are Messrs. Ross (chair), and Karp and Ms. Brown. Annette Jacobs and Brian Rogers, both directors who have since resigned, also served on the committee during 2012. The Compensation Committee met eight (8) times in 2012. The Board has determined that all of the members of the committee serving in 2012 were Independent Directors.

The report of the Compensation Committee is included in this proxy statement, starting on page 33.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in discharging its duties for screening and proposing candidates to serve on the Board and all matters of corporate governance. The committee is currently comprised of Messrs. Karp (Chair), Ley and Wannamaker. The committee met seven (7) times in 2012. The Board has determined that all of the members who served on the committee in 2012 were Independent Directors, and the nominations of directors are in full compliance with the applicable NASDAQ listing rules. The committee operates pursuant to a written charter adopted by the Board, which is available at www.alsk.com.

For director nominations, the committee does not require director candidates to meet any particular set of minimum qualifications other than those set forth in our By-laws regarding age, legal compliance, and validity of nomination and election. As referenced in our corporate governance principles available on our investor website at www.alsk.com, the committee considers a wide variety of qualifications, attributes and other factors in evaluating director candidates. In assessing potential new directors, the committee considers individuals from various disciplines and diverse backgrounds. The committee reviews the suitability of each candidate in light of the Company’s needs for independence, expertise, experience, commitment, community ties, and other appropriate attributes. Some of the factors used in evaluating candidates include:

•	ethical character and integrity;

•	proven business judgment and competence;

•	professional skills or management experience in dealing with a large, complex organization or complex problems similar or complementary to those encountered by our Company;

•	knowledge of the Company’s various constituencies such as employees, customers, vendors, and the business community in Alaska;

•	expertise in particular areas such as technology, finance, or marketing;

•	strategic vision;

•	diversity of professional experience and viewpoints;

•	demonstrated ability to act independently and to represent the interests of all shareholders; and

•	willingness and ability to devote the necessary time to fulfill a director’s responsibilities to the Company and our shareholders.

Our shareholders may nominate candidates for director positions by timely submitting the candidate’s name, qualifications, and other information required in our By-laws, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The committee applies the same criteria to its evaluation of shareholder-recommended candidates as it applies to other candidates. Except as required by applicable law, the committee has no obligation to actually nominate shareholder-recommended candidates for election as a director.

Although the committee does not have a specific diversity policy, it recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board as a whole. Accordingly, as part of its evaluation of each candidate, the committee takes into account how that candidate’s background, experience, qualifications, and skills may complement, supplement or duplicate those of other prospective candidates. We believe a diverse group can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment.

The committee specifically reviews the qualifications of each candidate for the Board, whether an incumbent or not, for his or her understanding of our business and the competitive environment in which we operate. In addition, factors evaluated for incumbent nominees include: attendance and participation at meetings of the Board and relevant Board committees, independence, and any ties to our Company. Prior to nomination, each candidate for election or re-election must consent to stand for election to the Board.

Strategic Opportunities Committee

The Strategic Opportunities Committee is appointed by the Board to review and assess, and assist the Board in reviewing and assessing strategic opportunities including reviewing potential acquisitions, strategic investments, mergers, and divestiture opportunities. The committee has the authority to take certain actions on behalf of the Board as is set forth in the committee charter.

The Strategic Opportunities Committee is comprised of three directors: Messrs. Wanamaker (Chair), Hayes, and Ley. The committee met six (6) times in 2012. The Board has determined that each current member of the committee is an Independent Director.

Director Nomination Process

The Nominating and Corporate Governance Committee assesses all director candidates, whether submitted by management or a shareholder, and recommends nominees for election to the Board. Recommendations for election are based upon the factors described above under the heading: “Committees of the Board—Nominating and Corporate Governance Committee,” and in this section.

Each year, including in 2012, the Nominating and Corporate Governance Committee reviews eligible director candidates, based on the criteria listed above. In 2012, the Board added one new director, Ms. Brown, to replace a long-time outgoing director. Her nomination and selection was based on her strong background, relevant business experience and particular expertise. The particular factors considered by the Committee in selecting the new director and nominating her for election by our shareholders at the Annual Meeting in 2013 are described further below.

The Nominating and Corporate Governance Committee welcomes shareholder recommendations of director candidates. As noted above, shareholders may suggest candidates for consideration by the committee by submitting their suggestions in writing to the Company’s Corporate Secretary. Shareholder nominations must comply with the requirements and procedures set out in the Company’s By-laws.

Based on the process described above, the committee recommended and the Board determined to nominate each of the seven incumbent directors who have consented to stand for election at the 2013 annual meeting of shareholders. The committee and the Board concluded that each of these seven incumbent directors should be nominated based on the diversity and extent of their experience, qualifications, attributes and skills, as identified in the biographical information contained under the heading: “Proposal 1: Election of Directors,” above, and as further discussed for each nominee below.

The individual nominees’ experience relates to and derives from a broad range of occupations and industries, which provides both differing viewpoints among the nominees and familiarity with markets and businesses targeted by our Company for execution of its business plans. Individual nominees also have significant substantive expertise in several areas applicable to their service on the Board, including strategic planning, corporate governance, finance and audit, operations management and telecommunications technology.

Particular factors considered by the committee for each nominee for election to the Board in 2013 are:

Edward (Ned) J. Hayes, Jr.: Mr. Hayes has extensive executive and financial management expertise, including as a CFO and in other senior financial management positions at large, publicly traded companies in the computer, broadband, communications and data storage industries, and his prior board experience as chair of audit committees. Mr. Hayes also has been determined to be an audit committee financial expert as that term is defined by NASDAQ and securities law.

Anand Vadapalli: Mr. Vadapalli possesses strategic vision and wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which our Company operates. Additionally, his extensive experience in the industry and comprehensive knowledge of our Company’s many competitive challenges and opportunities are a useful contribution to the Board’s deliberative process.

Peter D. Ley: Mr. Ley has extensive executive, finance and communications industry experience, including previous employment as a CFO of technology and telecommunications companies and as an investment banker. Mr. Ley has also been determined to be an audit committee financial expert as that term is defined by NASDAQ and securities laws.

John Niles Wanamaker: Mr. Wanamaker brings extensive experience stewarding emerging technology-based ventures. His success in finding profitable market positions for innovative technology companies and his pervasive connections to the Alaska and Pacific Northwest business markets are very valuable to the Company. Mr. Wanamaker is also active as a community leader in Alaska, particularly in higher education.

David W. Karp: Mr. Karp provides the Company with the benefit of his services as leader of a service-based firm operating across Alaska; his experience as the CEO of a business expanding into the contiguous 48 states; his background in the Alaska tourism business and as a business buyer of the services that are key to the Company’s growth; and, finally, his reputation as a motivational leader, manager and respected member of the Alaska community.

Brian A. Ross: Mr. Ross has extensive prior experience as a CFO and COO of a large regional telecommunications company providing services outside of Alaska and his executive leadership in providing innovative technological solutions to advance education opportunities for students in the 21st century. Mr. Ross has also been determined to be an audit committee financial expert as that term is defined by NASDAQ and securities laws.

Margaret L. Brown: Ms. Brown brings her experience as President and CEO of an Alaska Native corporation with diverse operations including telecommunications among others, and her experience providing strategic guidance and development of business opportunities that resulted in significant growth. Ms. Brown is a lifelong Alaskan and a recognized leader in the state.

The committee and Board assessed these factors for each nominee in light of our Company’s main business lines and offerings, its customers and the current strategies and objectives of the Company.

Board Self-Evaluation

The Board conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each committee of the Board, other than the Executive Committee, conducts a similar self-evaluation with respect to that committee.

Code of Ethics

To help assure we practice the highest levels of business ethics, we have adopted a Code of Ethics that applies to all employees, including the CEO and President and the CFO. The Code of Ethics is posted on the Corporate Governance section of our website at www.alsk.com. We post amendments to or waivers from the provisions applicable to our executives on our website. You can also obtain a copy of our Code of Ethics by contacting our Corporate Secretary.

Risk Oversight

We believe the current leadership structure of the Board supports the risk oversight functions described below by providing independent leadership at the committee level, with ultimate oversight by the full Board. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

The Board, with the primary assistance of the Audit Committee, is actively involved in the oversight of the risks inherent in the operation of our Company’s lines of business and implementation of its business plans. The Board performs this oversight role through several different levels of review. In connection with its reviews of the operation of the business and corporate functions, the Board addresses the primary risks associated with the Company’s business. In addition, the Board reviews the risks associated with the Company’s business plans at its annual strategic planning session and periodically throughout the year as part of its continuing consideration of the tactical performance against this business plan. Finally as part of the annual report preparation and filing, the Board performs a review of the Company’s risk profile and advises management on how best to reflect those concerns in the Company’s reporting.

The Board relies primarily on the Audit Committee to provide oversight of the Company’s management of enterprise risk, including identifying the primary risks to the Company’s business and providing interim updates on those risks, and periodically monitoring and evaluation of the primary risks associated with particular lines of business and functions. The Company’s Senior Vice President, Legal, Regulatory and Government Affairs, for example, reports to the Audit Committee on the Company’s legal risks, emergency management plans, environmental, health and safety compliance and insurance coverage. Similarly, the Company’s CFO reports to the Audit Committee on the Company’s business and financial risks. The Audit Committee assists management in identifying and evaluating risk management controls and methodologies to address identified risks.

Other Board committees also oversee the management of Company risks that fall within each committee’s areas of responsibility. In performing these functions, each committee has full access to management, as well as the ability to engage its own independent advisors. For example, the Nominating and Corporate Governance Committee addresses risk by adopting appropriate rules for corporate governance and monitoring the Company’s compliance with our corporate governance guidelines. As described in more detail below under the heading “Analysis of Risk in Compensation Practices,” the Compensation Committee considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company regularly evaluates its compensation policies and procedures to determine whether they present a significant risk to the Company.

The Company’s evaluation of risk specifically with respect to our compensation programs for all employees is further discussed at page 34 of this proxy statement.

Director Compensation

The following table sets forth for each of our directors who served on the Board during 2012, unless such director is also a NEO, the aggregate dollar amount of all fees earned or paid in cash for services as a director in 2012, including annual retainer fees, committee and/or chairmanship fees, and fees for Board or committee meetings. (Meeting fees were discontinued as of July 1, 2011.). For awards of stock, the table reflects an aggregate grant date fair value computed in accordance with ASC 718, in each case for the year ended December 31, 2012.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Edward (Ned) J. Hayes, Jr.	2012	100,005	62,321	—	162,326
Peter D. Ley	2012	60,000	38,953	—	98,953
John Niles Wanamaker	2012	48,832	38,953	—	87,785
David W. Karp	2012	46,894	38,953	—	85,847
Brian A. Ross	2012	55,112	38,946	—	94,058
Margaret L. Brown	2012	23,937	19,645	—	43,582
Annette M. Jacobs (1)	2012	4,165	4,004	—	8,169
Brian D. Rogers (1)	2012	40,542	19,398	—	59,940

(1)	Former director, who served during 2012.
(2)

This column reflects the grant date fair value of each director’s 2012 stock awards. All awards are vested upon grant and there are no outstanding unvested stock awards. The amounts in this column reflect the grant date fair value of the stock awards, computed in accordance with Federal Accounting Standards Board (“FASB”) ASC Topic 718 (“Topic 718”), based upon our stock price on the grant date.

Under our Board of Directors’ approved 2011 Alaska Communications Systems Group, Inc. Non-Employee Director Compensation and Reimbursement Policy (the “Director Compensation Policy”) for Independent Directors, we provide compensation to our Independent Directors consisting of annual cash and equity retainers payable in quarterly installments, as shown in the table below. Prior to the beginning of each calendar year, Independent Directors may elect to receive all or a portion of their cash retainer in common stock or equivalents.

Type of Fee	Effective 7/1/2011

Annual Board Retainer to:

• Board Chair	$100,000
• Audit Committee Members	$45,000
• Other Independent Directors	$42,500

Annual shares or equivalents to:	Based on Jan. 1 closing price(1)

• Board Chair	$80,000
• Other Independent Directors	$50,000

Additional Annual Retainer to:

• Audit and Compensation Committee Chairs	$15,000
• Nominating and Strategic Planning Committee Chairs	$5,000

(1)	Effective 1/1/2013, annual shares or equivalents will be based upon the grant date closing price.

Our Independent Directors are also reimbursed for reasonable out-of-pocket expenses incurred for serving as directors.

Our Board has adopted minimum share ownership requirements for Board members because we believe the Board will more effectively pursue the long-term interests of shareholders if the members are shareholders themselves. Our Director Compensation Policy requires each non-employee director to accumulate and hold at least 15,000 shares of our common stock or stock equivalents by the fifth (5th) anniversary of the director’s continuous service to our Board, whichever is later. All of our directors are in compliance with this requirement.

Vote Required. The Company’s By-laws require directors to be elected by a majority of the votes cast. Any incumbent that fails to receive a majority of the votes cast is required to submit a resignation that will be considered by the Board and accepted absent a compelling reason for the director to remain on the Board.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal No. 1 is in the best interests of the shareholders and unanimously recommends that shareholders vote FOR the election of each of the persons nominated for director in Proposal 1.

Proposal 2: Advisory Approval of the Company’s Executive Compensation

In this Proposal 2, the Company is asking its shareholders to vote on an advisory resolution (commonly referred to as a “say-on-pay” resolution) on the Company’s executive compensation as reported in this proxy statement. The Company has determined to hold this advisory vote each year and the next advisory vote will occur at the 2014 annual meeting. As described in more detail below in the “Compensation Discussion and Analysis” section of this of this proxy statement beginning on page 19, the Compensation Committee has structured our executive compensation program to seek to align each NEO’s individual compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

The Company’s compensation programs primarily reflect the Compensation Committee’s continued commitment to pay-for-performance principles, with a significant portion of our NEOs’ cash compensation, as well as the annual equity grants, being at-risk and subject to the achievement of measurable financial performance goals aligned with the creation of long-term shareholder value. For 2012, significantly over half of our NEOs’ total compensation (as reported in the Summary Compensation Table, below) was at-risk, being comprised of performance-based cash incentive opportunities and performance-based stock units which only vest if performance objectives are met. We rewarded outstanding performance, but also held all NEOs accountable where Company performance fell short of expectations. The Compensation Committee believes that the compensation arrangements it has in place for our NEOs provide for a compensation mix that is consistent with market practice and reasonable in light of the Company’s performance and each individual executive’s performance. Highlights of the Company’s current compensation program for NEOs include the following:

•

Base salaries of our NEOs have generally been set near or below the median level of our peer companies and have generally not been increased from year to year, except where the NEO has been specifically promoted or assumes significant new responsibilities.

•

A greater proportion of our NEOs’ total cash compensation is performance-based than that of our peers, requiring our executives to earn their financial rewards based on Company and individual performance.

•

The majority of our 2012 equity grants were performance-based. Fifty-five percent (55%) of each NEO’s equity grant made in 2012 was in the form of performance stock units (“PSUs”), which vest (in one-third increments over three years) only upon achievement of Company performance targets for the relevant fiscal years. The remaining forty-five percent (45%) of NEOs’ equity grants were provided in RSUs, which vest in the year following the grant award if the executive continues to be employed by us, but required to be held for three years.

•

Company performance targets are generally set as annual quantitative financial metrics against which subsequent performance is judged. We disclose our performance targets and Company results to our shareholders in the proxy statement each year, providing transparency in our compensation programs and decisions.

•

As further discussed in the Compensation Discussion and Analysis and reflected in the Summary Compensation Table, we believe that actual pay is well aligned with Company performance. We set rigorous Company performance targets and believe that we pay our NEOs fairly in accordance with actual Company results and their individual performance.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” below, which describes in more detail the specific executive compensation program and policies adopted by the Compensation Committee for NEOs, as well as the Summary Compensation Table and other related tables and accompanying narrative, which provide quantitative information on the Company’s 2012 results and the corresponding compensation paid to our NEOs.

The Compensation Committee also continues to be committed to excellence in compensation governance practices. Utilizing its own independent compensation consultant, the Compensation Committee regularly reviews recommended best practices in executive compensation to ensure our policies are optimally designed. As described in more detail in the “Compensation Discussion and Analysis,” below, the Company has previously adopted a “Clawback Policy” and has set change-of-control and other severance benefits with an intent to avoid excessive payments, including tax gross-ups, to executives, while providing reasonable severance to enable our NEOs to assess possible corporate transactions benefitting shareholders without regard to the effect such transactions might have on their employment with the Company. We pay compensation that we believe is competitive in the markets in which we search for talent. We also have compensation policies in place to seek to avoid egregious pay practices and excessive compensation, and to seek to ensure our NEOs’ financial interests remain well aligned with those of our shareholders. Among other items, our executive pay practices include the following:

•	NEO incentive compensation is entirely performance-driven.

•	NEO perquisites are very limited in general below the median of our peers.

•	We have no “tax gross-ups” in any NEO compensation arrangement.

•	We provide no supplemental retirement or pension benefits to NEOs, which are not available to all or substantially all of the Company’s employees under our generally applicable benefit programs.

•	We do not pay dividends or dividend-equivalents on unvested equity grants, and we prohibit executives from pledging, hedging or otherwise encumbering any stock awards.

•

Our NEOs are required to maintain prescribed minimum stock ownership levels based on a multiple of their base salary to seek to ensure that their long-term interests remain aligned with those of the shareholders.

The “say-on-pay” advisory resolution gives shareholders the opportunity to express their views on our NEOs’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this proxy statement.

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2013 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the overall compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of Shareholders, and pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and the accompanying narrative disclosure.”

Vote Required. As an advisory vote, the result of the shareholder vote on this Proposal 2 is not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and intends to review and consider the voting results when making future compensation decisions for our NEOs.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 2 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR the advisory approval of the Company’s executive compensation.

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis (“CD&A”), we describe the material components of our 2012 executive compensation program for our NEOs, including our President and CEO, our CFO, and three of our senior vice presidents who served as executive officers as of the last day of the year ending December 31, 2012. We also provide an overview of our executive compensation philosophy and our executive compensation program. In addition, we explain how and why the Compensation Committee arrived at specific compensation policies and decisions involving the NEOs.

We have included certain information in this proxy statement and the CD&A that contains “forward-looking statements,” as that term is defined under U.S. securities laws. These forward-looking statements are statements that are not historical facts and may include financial projections, estimates of the impacts of proposals or other descriptions of the Company’s plans, objectives or intentions that are based on management’s belief, as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee and are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control. Actual Company results, including compensation plans and arrangements that may be used in the future, may vary from those we currently use or expect to use in the future.

Executive Summary

Significant 2012 Business Actions and Results

Prior to 2012, although the Company had been experiencing a steady decline in its retail customer base, total revenues remained relatively unchanged, which was accomplished by generating higher roaming revenue and continued receipt of Competitive Eligible Telecommunications Carriers (“CETC”) or Universal Service Fund (“USF”) revenue offsetting lower retail revenue. Two significant events announced in 2011 impacted this overall revenue stability. The first was Verizon’s anticipated entry into the Alaska market, which would likely substantially reduce future roaming revenue, and the second was Federal Communications Commission orders which will decrease wireless CETC and wireline high cost support revenue in the future. Roaming revenue, CETC and high cost support revenues represented approximately 26% and 25% of our total revenue in 2012 and 2011, respectively, and profit margins on these revenues streams are relatively high.

As a result of these anticipated adverse external events, under the CEO’s leadership, management reviewed an updated business plan with the Board in late 2011, and in 2012 began implementation of the business plan. The business plan focused on driving growth in retail broadband services across multiple market segments, wireline and wireless, consumer and business. Previously, the Company had focused on select market segments, primarily wireless and enterprise, with the intent to maximize returns. The adverse external events necessitated a broader view of all market segments, and a move away from reliance on USF support and roaming revenues. Management’s assessment of the telecom market in Alaska indicated an estimated $1 billion market growing approximately five to six percent annually. This long-term plan required investment in sales, service, marketing, product and network development and other business simplification initiatives. These investments allow the Company to pursue the market opportunity in a deliberate manner, driving growth in service revenues with a particular focus on broadband revenues. At the same time, management has indicated that the impact of erosion of roaming and USF support, as well as increased spending in the near term to drive growth and realize long-term efficiencies through continued process improvement initiatives, will result in margin erosion of 500 to 600 basis points. Additionally, because of the future adverse impacts, management and the Board recognized that the Company needed to reduce its outstanding debt to sustainable levels.

Consequently, in the fourth quarter of 2011 our Board reduced our quarterly common stock dividend from $0.215 to $0.05 per share to pay down debt and fund our business plan. Following announcement of the AWN transaction, which is explained further below, and after assessing further de-leveraging approaches, the Board completely suspended the cash dividend. The Company’s lenders also have advocated for lower outstanding debt levels such that our Senior Credit Facility effective November 1, 2012 requires the Company to reduce its leverage to 3.5 before the Company may resume paying a common dividend. The Board fully appreciated the potential for near term impact on shareholder value, yet effected these dividend decisions to enable long-term value creation for shareholders enabled by both lower debt levels for the Company and increasing service revenues.

On June 5, 2012, the Company announced the AWN transaction, allowing it to combine its wireless network with that of General Communication, Inc. (“GCI”). AWN will own and operate the wireless networks of Alaska Communications and GCI, and receive all roaming, USF support and backhaul revenue from other wireless carriers associated with these networks. In return for providing wholesale plans and services to its owners, Alaska Communications and GCI will pay AWN a wholesale rate of approximately 70% of the recommended retail rates that both companies charge their wireless customers. AWN will reimburse its owners for wireless equipment subsidies. The primary financial impact to Alaska Communications from the AWN Transaction is as follows:

1.	GCI will pay Alaska Communications $100.0 million at closing, and we are designating $65.0 million of these proceeds to pay down our senior term loan facility;

2.	AWN will pay Alaska Communications a preferred distribution over the first four years after formation totaling up to $190.0 million; and

3.	Alaska Communications will continue to provide wireless services to its retail wireless customers, and as compensation for using the AWN network, will pay AWN a wholesale charge for providing wholesale plans and services to Alaska Communications.

The preferred distributions are expected to provide both a floor and a higher degree of certainty for our future wireless cash flow performance than we otherwise would have expected to generate as a standalone wireless operator. This transaction is also expected to improve our long-term competitive position for wireless services. By combining the Alaska Communications and GCI wireless networks, AWN will operate Alaska’s largest wireless network covering more than 95% of the state’s population, allowing us to better provide the fastest and most geographically expansive wireless services for our subscribers. While significantly mitigating the financial impact of competitive entry, we will continue to have exposure to significant competitive risks associated with Verizon’s entry.

Management and the Board are committed to continuing to perform to our business plan which will generate value for shareholders by reducing debt, mitigating the risk of external competitive and regulatory pressures, and generating long-term growth by focusing on broadband services for business customers.

Operational Highlights for 2012 include:

•

AWN - Increasing competition in the Alaska market coupled with our desire to continue to provide the fastest and most geographically extensive network in the state called for a proactive approach. As described in more detail above, we entered into agreements with GCI to form AWN, to provide the scale we need to compete successfully against national carriers and create a more robust wireless network for our customers. Additionally it will provide stabilization of our cash flow and allow us to reduce the Company’s debt to create a solid foundation for long-term growth.

•	Federal High Cost Support Changes - The Company continues to be challenged by ongoing changes to the structure of the federal government’s high-cost support programs that were announced late in 2011.

•	Sales and Service

•

We established a new Small and Medium Business channel to serve a previously underserved market segment. This and other improvements in sales allowed us to add several hundred new business customer relationships through the course of the year.

•	We made investments in our call center infrastructure to improve our customer service performance.

•	Select New Products:

•	In the first quarter, we launched our new Home Internet product.

•	In the second quarter, we offered our customers the iPhone and introduced new voice and data bundles for small businesses.

•	In the fourth quarter, the Company launched our 4G LTE network bringing industry-leading technology to Alaskans.

•	Also in the fourth quarter, we introduced hosted Voice over Internet service for small businesses in Anchorage.

•

Collective Bargaining Agreement - Management successfully negotiated an extension to our Collective Bargaining Agreement with the International Brotherhood of Electrical Workers Local 1547 (“IBEW”) through 2015 reflecting the positive relationship we have with the IBEW and our shared commitment to strengthen our Company for the long term.

•	People Matters:

•

On October 1, 2012, David Eisenberg joined the executive team as Senior Vice President and Chief Revenue Officer – Sales, Marketing and Communications. Mr. Eisenberg has extensive experience and knowledge of the telecommunications industry and our Company, in particular, having previously served as Senior Vice President, Corporate Strategy, Development and Marketing.

•

Additionally, we invested in customer service and technical certification training, succession planning, and select management development programs to build a quality bench of employees across the Company.

Financial Highlights for 2012 include:

•	Total revenue increased by $18.5 million, a 5.3% increase over 2011.

•	Business and wholesale revenue grew by 8% compared to 2011. At the same time, overall wireline revenues increased 4%. We view both of these as sector leading metrics.

•	Wireless revenue exceeded 2012 results by $15.9 million, an increase of 12.9%. The biggest contributor to the increase was in the roaming and broadband categories.

•	Access and CETC revenues continue to decline, and 2012 revenue in this category was down by just over $5 million or 5.9% from 2011.

•	During 2012, the Company made $19.5 million in debt payments, reducing our debt balances for the first time in three years.

The Compensation Committee believes that the Company’s updated business plan has realistically identified the long-term prospects and opportunities for the Company to grow market share in an expanding broadband market. While we have historically operated with relatively high levels of long-term debt, given the recent strategic actions by the Company, the Compensation Committee has implemented performance targets for future years driven by reducing long-term debt obligations.

The Compensation Committee continues to have confidence that our management team has fully and realistically assessed the short-term challenges and long-term opportunities available to the Company and is proactively making the changes necessary to support the major transition that is occurring at the Company.

2012 Executive Compensation Highlights

Continued Commitment to Pay-for-Performance

The Compensation Committee has provided for a significant proportion of the compensation of the CEO and the other NEOs to be determined based on the achievement of annual performance objectives that have been chosen to advance the Company’s business strategy and create sustainable long-term shareholder value. The Company’s performance-based compensation elements are specifically designed to provide incentives sufficient to reward high performance, but they also assure accountability by having a greater proportion of total compensation at risk than is generally the case for our peers. Consistent with the Company’s emphasis on a pay-for-performance philosophy, which is described in more detail below, the Compensation Committee took the following actions in 2012 to further enhance the Company’s commitment to pay-for-performance:

•	Established that over half of each NEO’s total pay should be “at risk,” performance-based compensation, with the CEO’s proportion at-risk exceeding that of the other NEOs.

•	Set our NEOs’ base salaries generally below the median of our peer companies, and provided cash incentive awards as a higher proportion of total cash compensation than is typical amongst our peers.

•

Provided a significant portion of executive compensation in the form of equity grants, and maintained substantial NEO stock holding requirements, thereby reinforcing the incentive to manage the Company’s business as owners with a significant stake in the future success of the Company.

•

Continued our equity grant program and provide that a majority of annual NEO equity awards are provided as PSU grants, which only vest (in one-third increments) upon achievement of Company performance targets, as determined by the Compensation Committee, in each of the three years following the year of the grant. The remaining portion of equity grants is provided as RSUs to encourage retention of these key leaders.

•	Equity grants for 15 executives were reduced by 35% in 2012 to reflect loss in shareholder value.

Say-on-Pay Shareholder Advisory Vote

Our Board continues to provide an opportunity for our shareholders to cast advisory votes on our executive compensation program. The say-on-pay advisory vote by our shareholders in 2012 was, again, overwhelmingly positive with 84.3% of votes approving the Company’s executive compensation program. The Compensation Committee interpreted this result to indicate that our stockholders generally approve the approach the Compensation Committee has taken with respect to our executive compensation programs. As described elsewhere in this CD&A, the Compensation Committee regularly reviews the executive compensation program in light of the Company’s long-term goals, our pay-for-performance philosophy, and the rapidly changing market in which we compete and it took several steps in 2012 to set appropriately challenging performance goals and to further emphasize pay-for-performance elements of our NEOs’ pay, to continue to enhance and improve the alignment of executive compensation with the Company’s actual results versus the metrics determined to be critical to its future success.

Consistent with the shareholders advisory vote at the 2011 Annual Meeting, the Board determined that advisory votes on the Company’s executive compensation would be held annually. Accordingly, in the current proxy statement, the Company has included “Proposal 2 Advisory Approval of the Company’s Executive Compensation.”

Continued Commitment to Good Compensation Governance

Our Company continues to strive to maintain excellent governance standards with respect to its executive compensation practices. The Compensation Committee believes that the compensation arrangements for our NEOs are consistent with current market practices, provide for compensation that is reasonable in light of the Company’s performance and each individual executive’s responsibilities and performance and do not contain features that would be considered problematic or egregious. The Compensation Committee retains discretion to make changes to our policies and reviews our compensation practices each year to ensure they are updated consistent with preferred approaches. Among other items (which are described in more detail below), the Company has in place the following policies to ensure that its executive compensation policies are consistent with good governance standards.

•	Our NEOs are not entitled to any guaranteed, non-performance based multi-year cash bonuses or salary increases.

•	Perquisites in general are minimal at our Company and do not constitute a significant portion of the compensation of our NEOs.

•	We offer no tax reimbursements (“tax gross-ups”) to our NEOs, whether in respect to perquisites or any other compensation.

•

We do not believe that we provide excessive severance or change-of-control benefits to our NEOs. In particular, our 2011 Incentive Award Plan does not contain single triggers on equity vesting in the event of change of control. Double triggers (i.e., a change of control of the Company coupled with an involuntary termination of employment) are required for any change-of-control severance benefits which might be provided to our executives.

•	The Company has a Clawback Policy in place which the Compensation Committee believes is robust and that requires reimbursement of cash incentive payments and equity awards from executives and former executives in the event of misconduct or unethical behavior that results in the Company having to file a material restatement of the Company’s financial results. Furthermore, the Compensation Committee retains ample discretion to modify the Company’s Clawback Policy in the future as needed to meet new or revised legal or regulatory requirements, and the changes will be applicable to all our current executives.

•

The Company does not currently offer any special executive retirement or benefit packages that are not available to all or substantially all of our employees. Our executives participate in the broad-based Company-sponsored health and welfare benefit programs on the same basis as other regular employees.

•

To seek to ensure ongoing alignment of the interests of the NEOs with the interests of our Company’s shareholders, we have minimum stock holding requirements for all our NEOs, defined as a multiple of their base salaries, which require our executives to maintain a substantial equity interest in the Company.

•

Our Board has adopted a policy prohibiting all employees, including the NEOs, and members of the Board from engaging in any hedging transactions with respect to any equity securities of the Company held by them which includes the purchase of any financial instrument designed to hedge or offset any decrease in the market value of such equity securities.

Executive Compensation Program Overview and Objectives

The Compensation Committee believes that the Company’s long-term success depends in large measure on the talents and dedication of our executive management team and our employees. Our executive compensation program is designed to achieve three fundamental objectives:

(1) attract, incent and retain qualified individuals with the leadership skills necessary to develop and execute the Company’s business plan and to achieve long-term performance goals, recognizing the unique characteristics of Alaska,

(2) reward appropriately to hold the executives accountable for the Company’s performance and their individual performance; and

(3) align executives’ interests with the interests of the Company’s shareholders to maximize the incentive for them to create and enhance sustained shareholder value.

When reviewing the executive compensation program and our performance metrics, the Compensation Committee considers how our compensation program supports the Company’s business objectives, strategy, performance, and risk profile. The Compensation Committee seeks to structure the compensation program to provide incentives for executives that appropriately balances risk and reward consistent with the Company’s long-term business and risk management objectives, in a way that will effectively further our shareholders’ interests.

The qualities, abilities and commitments of our NEOs are considered significant contributing factors to the proper leadership of our Company and the driving force for delivering shareholder value. Specifically, our current executive compensation policies are generally designed to:

•

Pay base salaries at or below the median of our peers. We structured our executive compensation program to pay at or below median base salaries to our executives, and require them to earn the full value of their total compensation packages through a higher proportion of performance-based pay, which includes both cash and equity components. By making equity grants a significant portion of our at-risk compensation, the Company also conserves cash resources which can be used to further the interests of the business.

•

Provide pay for performance for the majority of our compensation. The majority of the total target compensation of all of our NEOs is expected to be “at-risk” and is paid based on achievement of annual Company performance goals and individual performance. Target cash incentive compensation constituted 50% of the total target cash compensation for each of our executives. In addition, 55% of the equity awards granted to the NEOs in 2012 were in the form of PSUs that only vest if performance targets are achieved by the Company in subsequent years; otherwise, they are forfeited.

•

Align executives’ compensation with shareholder interests. Our compensation practices are designed to align our executives’ interests with those of our shareholders through a mix of cash and long-term equity incentive compensation. Annual equity awards with performance-based vesting, coupled with significant equity holding requirements, in particular, are intended to ensure that our executives’ long-term interests continue to be aligned with those of our shareholders.

•

Motivate executives to pursue revenue growth and growth of overall cash generated by our business operations. Awards of at-risk compensation generally are determined based on multiple, quantitative financial metrics designed to reward the sustained growth of cash by our operations that can be attributed directly to management efforts, together with achievement of key revenue generation goals. We believe this approach to measuring our results directs our executives toward achieving long-term profitable growth, disciplined capital allocation and value delivery to our shareholders.

•

Assure all opportunities for long-term growth are pursued. By linking a significant portion of NEO equity awards to the Company’s performance two and three years in the future, our executive equity program is specifically designed to provide incentives for our executives to remain focused on the long-term growth and success of the Company.

•

Retain and hire top caliber executives. Our objective is to provide compensation and benefits that are in alignment with the market for the talent we seek. To this end, an independent study of our executive compensation programs is typically completed every two years, to ensure our total cash and equity compensation packages are competitive with peers in the market, especially considering the unique characteristics of Alaska. The Compensation Committee also adjusts our compensation program as necessary to ensure we offer the optimum mix of annual cash incentives and long-term equity incentives to attract and ensure the retention of key talent.

As described in more detail below under “2012 Executive Compensation Program Elements,” the material components of the Company’s executive compensation program for our NEOs includes: a base salary; an annual cash incentive opportunity; a long-term, performance-based equity incentive opportunity; time-based, RSU awards to encourage retention; severance protection for certain terminations of NEOs; and eligibility for the same broad-based health, welfare and retirement benefit programs provided to all or substantially all of our employees. The base salary, RSU awards and employee benefit programs are the elements of our executive compensation which generally are not “at risk” in any given year. The Company believes that to attract, retain and motivate top-caliber executives, it needs to pay some predictable compensation amounts that reward continued service. However, the majority of our total executive compensation consists of our incentive-based pay in the form of the annual cash incentive awards and the long-term (vesting over three years) equity grants. The Compensation Committee believes that this mix of base pay and long and short-term incentive-based compensation provides the appropriate balance to hold executives accountable for performance annually and over the long term and ensures that their interests will remain aligned with those of our shareholders.

Compensation and Personnel Committee Oversight of the Executive Compensation Program

Our Board believes that compensation decision making is a core Board responsibility and an effective tool for shaping the Company’s strategy and performance. The Compensation Committee plays a key role in the Board’s compensation oversight and decision making. The Compensation Committee charter is posted on the Company’s investor website. The Compensation Committee met seven times in 2012.

The Compensation Committee, on behalf of the Board, is responsible for overseeing the development and administration of our compensation and benefits policies and programs, and regularly assessing the effectiveness of our executive compensation programs. In performing these duties, the Compensation Committee reviews the Company’s compensation programs and policies and seeks to avoid incentivizing excessive risk-taking by its NEOs. The Compensation Committee’s responsibilities include oversight and review of the base salary, annual cash and equity incentives, long-term compensation, and benefit programs for the Company’s executive officers.

The Compensation Committee has directly engaged Frederic W. Cook & Co. Inc. (“F.W. Cook”) as its executive compensation consultant. As required by Item 407(e)(3)(4) of Regulation S-K, the Compensation Committee has considered certain factors relating to F.W. Cook’s independence and does not believe that the retention of F.W. Cook raises any conflict of interest issues. F.W. Cook has adopted and disclosed to the Compensation Committee its conflict of interest policy concerning client engagements and the Compensation

Committee believes such policy provides reasonable assurance that conflicts of interest with F.W. Cook will not arise. There are no business or personal relationships between F.W. Cook and any member of the Compensation Committee or the Company’s management. F.W. Cook reports directly to the Compensation Committee and the Compensation Committee may replace the compensation consultant or hire additional consultants at any time. A representative of the compensation consultant attends meetings of the Compensation Committee as requested, and communicates with the Compensation Committee chair between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executive officers.

The compensation consultant provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee. Generally, these services include advising the Compensation Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to its performance.

In 2010, F.W. Cook prepared a compensation study using a set of 15 peer companies broadly similar to our Company with respect to both industry type and size. Our Company ranked roughly in the median of the following peer group companies in terms of revenue range and market capitalization. The 15 peer group companies considered by F.W. Cook in its 2010 study are listed below.

AboveNet	Neutral Tandem

Atlantic Tele-Network	Ntelos

Cbeyond	Premiere Global

Cincinnati Bell	Shenandoah Telecom

Cogent Communications	Surewest Communications

Consolidated Communications	USA Mobility

General Communication	Vonage Holdings

ITC Deltacom

When analyzing the peer group data used for reviewing the compensation of our executives, the Compensation Committee reviewed and compared, among other metrics, type of operations, market capitalization, revenues, net income, earnings before interest income and expense, taxes, depreciation, amortization, total shareholder return, return on invested capital and return on equity for each peer company.

The Compensation Committee reviewed the data presented by F.W. Cook for compensation packages of the executive officers of each of the peer group companies included and compared them with the compensation of each of our NEOs with approximately comparable duties and responsibilities. The purpose of reviewing such data was for the Compensation Committee to determine whether the compensation paid to our NEOs is generally competitive with that paid by peer group companies to their NEOs, recognizing that our compensation practices reflect that our NEOs operate in a more geographically remote market and manage a relatively more diverse portfolio of telecommunications services than do the executives of many of our peer companies.

Based on the information provided by F.W. Cook’s analyses, our NEOs’ base salaries were below the median of the peer companies overall. Performance-based annual target cash incentives were in the top quartile and generally represent a higher percentage of the total cash compensation for our NEOs, while long-term incentives were generally below the median. As a result, our total target direct compensation was generally aligned with the median. The comparison of severance benefits offered to our executives showed that they were generally comparable to those of our peer group companies, and other benefits and perquisites were more limited than those offered by our peers.

In 2012, the Compensation Committee again asked F.W. Cook to conduct a competitive review of the executive compensation program. As part of the study, F.W. Cook recommended, and the Compensation Committee adopted, the use of a revised peer group of 14 companies broadly similar to our Company with respect to both industry type and size. The peer group was revised due to the recent decline in our market capitalization. The new companies in the revised list below were added because they are in the same industry and closer in size. AboveNet, Atlantic Telecom Network, Cincinnati Bell, Cogent Communications, and Consolidated Communications were removed due to size. ITC Deltacom and SureWest Communications were excluded because they were acquired. The new peer group companies are used by the Compensation Committee for ongoing evaluation of compensation levels.

Cbeyond	NTELOS

General Communication	Otelco

Hawaiian Telecom	Premiere Global

Hickory Tech	Primus Telecomm

Lumos Networks	Shenandoah Telecom

Multiband	USA Mobility

Neutral Tandem	Vonage Holdings

Although the Compensation Committee believes it is important periodically to review the compensation policies of a representative peer group, the Compensation Committee also believes we must adopt compensation policies that incorporate our own business objectives, conditions, and culture. We face unique considerations in attracting executive talent to Alaska, meeting our Company’s specific hiring and retention goals, keeping our focus on our pay-for-performance principles, and the desirability of balancing short and long-term goals and results. Therefore, while the Compensation Committee reviews peer group data regularly, the Compensation Committee does not annually adjust the compensation paid to our NEOs based on the compensation policies of peer group companies and it does not index the total compensation of our NEOs or any element of their compensation against the peer group. We offer the compensation we believe is appropriate to attract, retain and incent our key executives in this highly competitive industry.

The Compensation Committee determines our President and CEO’s compensation package in consultation with the independent members of our Board. Management does not provide input in the determination of the CEO’s compensation.

The CEO’s compensation package was negotiated based on recommendations and assistance of the consultants F.W. Cook. Mr. Vadapalli developed and made recommendations to the Compensation Committee regarding the 2012 compensation of the other NEOs who report directly to him and made recommendations as to their individual performance goals and objectives. While the CEO developed and recommended the compensation packages for our other NEOs, the Compensation Committee has the ultimate authority to approve or modify management’s recommended compensation packages.

2012 Executive Compensation Program Elements

Each separate component of our 2012 executive compensation package is described in more detail in the paragraphs that follow.

Cash Compensation

In determining cash compensation paid to our NEOs, the Compensation Committee first determined the “total target cash compensation” that would be required to attract and retain qualified executives. As outlined above, the Compensation Committee determined that 2012 base salary and target annual cash incentive amounts should each generally comprise 50% of an executive’s total target cash compensation, reflecting a significant portion of compensation at risk, but with an upside for our executives if the Company performs well.

Base salaries

Our NEOs’ respective employment arrangements provided for 2012 annual base salaries as set forth in the “Salary” column of the Summary Compensation Table below. Base salary levels are established by considering a number of factors, including the needs of the Company, the nature and responsibility of each NEO’s position, the particular qualifications, experience and expertise of the individual executive, competitiveness of the market for the executive’s services, the executive’s potential for driving the Company’s success in the future, individual performance, and other judgmental factors deemed relevant by the Compensation Committee. Base salaries for our NEOs in 2012 were generally set below the median salaries paid by our peer companies.

The Compensation Committee made a 9.1% increase to base salary for Mr. Steinberg in 2012 to reflect an increased level of responsibility. Base salary levels for all other named executives were not changed. Mr. Eisenberg’s salary was set based on several factors including internal equity with other executives and Mr. Eisenberg’s long experience in the industry which included several prior years serving as an executive with this Company.

Annual Cash Incentive Awards

Annual cash incentive awards represent the performance-based portion of our NEOs’ total target cash compensation. Annual cash incentive targets for 2012 were set at 100% of base salary for all our NEOs, representing the Compensation Committee’s determination to set a higher proportion of compensation at risk than is generally the case for our peer companies. During the first quarter of each year, the Compensation Committee establishes Company performance targets and individual goals applicable to that year. The target awards for an individual participant may be revised during the year because of a promotion or other change in the individual’s position or responsibilities. The cash incentive awards are based 70% on Company performance, and 30% on the individual NEO’s performance. The Compensation Committee did not allow in any multi-year or other guaranteed cash incentive payments or bonuses for any of our NEOs in 2012 and all of their cash incentive compensation was performance-driven.

Annual cash incentive award payouts generally occur during the first four months of the year following the performance year after completion of the Company’s audited financial statements. Cash incentive payouts to NEOs are not made if the Company does not achieve a predetermined percentage of the Company performance targets. Cash incentive payouts to NEOs may be diminished when actual performance is less than the Company performance targets and enhanced when actual performance exceeds 100% of the Company performance targets. Cash incentive payments for NEOs generally may not exceed 200% of the annual target amounts under our executive compensation plan.

Finally, in addition to the Company performance targets, 30% of each NEO’s cash incentive award is based on individual performance targets and may be adjusted upward or downward based on the Compensation Committee’s evaluation of individual performance. This can result in cash incentive payouts greater or lesser than what would otherwise have been payable based solely on the calculation of Company performance targets and Company results as described in the previous paragraph.

The Compensation Committee established clear, quantifiable, Company performance targets for payment of cash incentive compensation in 2012 that reflect the changing nature of our business. Consequently, the Compensation Committee established two Company performance targets for payment of each or our NEO’s 2012 cash incentive compensation. Each target was weighted as one-half of the total Company performance goal in determining the payout to our NEOs based on 2012 results.

•	Adjusted EBITDA (1) of $127.1 million.
•	Adjusted Revenue (2) of $315.4 million.

(1)

Adjusted EBITDA is earnings before interest income and expense, taxes, depreciation, amortization, gain or loss on asset purchases or disposals, gift of services, amortization, stock-based compensation expense, and AWN transaction related costs and including return of capital from equity investment. Adjusted EBITDA is not a Generally Accepted Accounting Principle measure, and our measurement of Adjusted EBITDA may differ from other companies.

(2)	Adjusted Revenue is adjusted for roaming, handset and revenue related to a capacity exchange with another carrier to focus management on customer driven revenues.

The Compensation Committee chose an Adjusted EBITDA target as an indicator of the Company’s overall success in generating Free Cash Flow and increasing shareholder value during the fiscal year because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-

based compensation expense that are not directly attributable to the underlying performance of the Company’s business operations.

The Company performance multiplier was determined based on upward or downward adjustments in the cash awards (within a specified range) where the Company exceeded or fell short of its annual Company performance targets. Company performance below certain thresholds (90% of target in the case of Adjusted Revenue and 95% of target Adjusted EBITDA) resulted in no payout for that portion of the NEO’s cash incentive compensation. At the minimum thresholds for each goal, payout based on the Company’s results was set at 50% of the target incentive compensation amount for each executive. Between the minimum 50% threshold and performance to 100% for each Company goal, payouts increased based on a preset formula. For the Adjusted EBITDA goal, the cash incentive payout increased by 10% for each 1% increase in Adjusted EBITDA results up to the 100% of the Adjusted EBITDA goal, which would result in a 100% payout of that portion of the NEOs’ target cash incentive compensation. For the Adjusted Revenue, each 1% increase in Company performance up to 100% of target equaled a 5% increase in the cash incentive payout, such that at 100% Company performance of the goal, the executive would be eligible for 100% of that portion of his or her target cash incentive compensation, subject to further adjustments for individual performance. Overachievement of the Company performance targets was rewarded by a predetermined accelerated cash incentive payout ratio. For Adjusted EBITDA performance above target, each 1% increase over the target would result in a 20% increase in cash incentive payment for the portion of incentive compensation tied to that goal. For the Adjusted Revenue goals, each 1% increase in Company results over the 100% target would result in a 10% increase in the amount of cash incentive payout based on Company results. At 105% of Adjusted EBITDA and 110% of Adjusted Revenue, a maximum payout cap equal to 200% of the target cash incentive amount applied as the upper limit for cash incentive awards to our NEOs.

The Company’s actual results for 2012 compared to the preset Company goals are shown in the table below:

Description	Target (millions)	Results (millions)
Adjusted EBITDA	$127.1	$121.8
Adjusted Revenue	$315.4	$310.1

As shown above, results were below target with Adjusted EBITDA at 95.8% and Adjusted Revenue at 98.3% of target level.

As reported in the Summary Compensation Table, below, cash incentive payments made to our NEOs were consistent with the results reported by the Company for 2012. The Compensation Committee applied its predetermined schedule to reduce the Company performance component of cash incentive awards that were available to the NEOs based on actual results achieved with respect to the two Company performance targets applicable to each. This reduction in cash incentive awards was consistent with the Company performance multiplier formulation previously described. Individual performance component of cash incentive awards were further adjusted by an assessment of individual performance. No executive earned 100% of their target cash incentive award for 2012 given the miss in company performance targets. Mr. Vadapalli earned 83% of his target cash incentive award for 2012, reflecting his overall stewardship of the Company during this transition period and for enabling the AWN transaction. Mr. Graham earned 85% of his target cash incentive award for 2012, reflecting his significant personal contributions to overall cost management, negotiating a credit agreement amendment, and negotiation the AWN transaction agreements. Mr. Steinberg earned 83% of his target cash incentive award for 2012 reflecting his significant personal contributions to managing our regulatory process, and negotiating the AWN transaction agreements. Mr. Johnsen earned 83% of target cash incentive award for 2012, reflecting his significant personal contributions in negotiating the new Collective Bargaining Agreement, and implementing several people development programs in the Company. Mr. Todd earned 83% of target cash incentive award reflecting his significant contributions to the new Collective Bargaining Agreement and turning up our new 4G LTE network. Mr. Eisenberg earned 83% of his target cash incentive award reflecting his work in the last quarter in preparing the sales and marketing organization for 2013 including development of certain new sales channels.

Final 2012 cash incentive awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table on page 36.

Long-Term Equity-Based Incentive Compensation

The Compensation Committee believes the equity compensation aligns our NEOs interests closely with our shareholders’ interests, while still providing sufficient incentive to retain the key leadership of our company. All of our NEOs’ annual equity grants in 2012 were in accordance with the equity compensation program approved by the Compensation Committee.

2012 Performance Stock Units

Fifty-five percent of our NEOs’ 2012 total target annual equity grants were in the form of PSUs. These PSUs vest, one-third each year, if the Company’s performance in each of the three years achieves the Company performance target for each of those years. Partial vesting occurs within a range under the performance target but if actual performance is less than the minimum all PSUs tied to that year’s performance are forfeited. Vesting of each one-third increment occurs in the year following the performance year, after Company financial results have been determined based on audited financial statements.

The Compensation Committee made equity grants to each of our NEOs in 2012 in accordance with the 2011 equity compensation plan. For Mr. Vadapalli, our President and CEO, the total target dollar value of his equity grant was determined by the Compensation Committee in accordance with the guidelines in his employment agreement, under which the Compensation Committee retains discretion to set the annual amount of the grant. The 2012 PSU awards made to our other NEOs were generally determined as a percentage of their base salaries, based on the relative level of responsibility of each of these NEOs as compared to the CEO, as determined in the judgment of the Compensation Committee. The Compensation Committee made the decision to reduce executive equity awards in 2012 by thirty-five percent (35%) to address the decline in stockholder value created by the drop in share price.

The Compensation Committee also set the specific target for vesting of the first one third of the PSUs granted in 2012 subject to the achievement of at least $28.5 million in Free Cash Flow. We define Free Cash Flow as Adjusted EBITDA further adjusted for incurred capital expenditures, AWN transaction related capital costs, and capital interest expense. The Compensation Committee established Free Cash Flow as the target for vesting because it believes that it is a direct indicator of the Company’s overall success in generating free distributable cash and increasing shareholder value. Based on the Company’s Free Cash Flow results of $30.3 million for 2012, in March of 2013, the Compensation Committee vested one-third of the PSUs granted to our NEOs in 2011 and 2012. Consistent with its past practice, which has been to establish the targets associated with long-term PSU grants annually, the Compensation Committee did not establish targets for the tranches vesting in the second and third year. In 2013, the Compensation Committee changed this practice and established targets for all remaining tranches of the 2012 PSU awards, which will vest in 2013 and 2014, as well as for the PSU’s awarded in 2011, which will vest in 2013. These targets are equivalent to targets the Compensation Committee has established for the NEO’s 2013 long-term PSU grants.

2011 Performance Stock Units

In 2011, the Compensation Committee granted PSU awards that were structured similarly to the 2012 PSUs. The 2011 awards provided for vesting in three equal annual installments, with the vesting of each installment being subject to the Company’s attainment of a performance goal for the applicable year. For these awards, for the 2012 performance year, the Compensation Committee determined to use the same 2012 Free Cash Flow goal as was applicable to the first tranche of the 2012 awards. Consequently, the one-third (1/3) of the 2011 PSU awards that related to 2012 performance vested in March 2013.

2012 Restricted Stock Units

In addition to the PSUs which only vest upon the Company’s achievement of pre-set performance targets, the Compensation Committee determined that forty-five percent (45%) of our NEOs’ 2012 annual equity awards would be granted as RSUs. These RSUs vested in the year following the year they are granted but must be held by the NEOs until 2015 or as long as the NEO remains continuously employed with the Company.

One-third (1/3) of the RSU equity awards approved and granted by the Compensation Committee in 2011 vested in March of 2012 for NEOs who remained continually employed with the Company and had received these equity grants.

Long-Term Awards under Prior Year Grants

Under the terms of prior equity award agreements approved by the Compensation Committee in 2010 in respect to our previous executive equity compensation program, accelerated vesting of one-third portions of outstanding grants of performance accelerated restricted stock units (“PARSUs”), for NEOs who were with the Company and received these equity grants under our prior equity program, was subject to achievement 120.7 million Adjusted EBITDA. Based on the Company’s Adjusted EBITDA results of $121.8 million, the Compensation Committee determined that the goals for vesting of the PARSUs related to 2012 performance were met, and the previous grants were vested on an accelerated basis in 2013.

In addition, the Compensation Committee had previously set a cumulative three year EBITDA target of $371.6 million for long term incentive performance accelerated stock units (“LTIPs”) granted to executives who were with the Company in 2010 under our previous equity program. Based on the Company’s cumulative three-year EBITDA results of $374.3 million, the Compensation Committee vested the LTIP awards on an accelerated basis in 2013.

Constraints on All Equity Grants

Directors and employees, including the NEOs, may not purchase shares on margin, use equity grants as collateral for loans, or otherwise hedge, pledge or encumber any securities comprising an equity-based award; nor may they sell any awards for cash before the award vests in accordance with the terms of the applicable grant agreement. Trading of shares of Company stock is further limited by our insider trading policy. In addition, we do not pay dividends (or gross up equity awards for dividend equivalents) on unvested equity-based compensation. We also do not allow re-pricing or exchange of shares for cash.

Other NEO Benefits

Our NEOs receive standard health, welfare and retirement benefits which are available to all or substantially all employees of the Company. There are no special or supplemental retirement benefits provided to our NEOs under our executive compensation program.

Other Compensation Governance Policies

No Guaranteed or Non-Performance based bonuses or salary increases

None of our NEO’s has an employment arrangement or other contractual right guaranteeing any cash incentive or other annual or multi-year bonus payments or any salary increases. Annual cash incentive awards are earned based solely on the Company’s performance and individual NEO’s performance successes. Base salary increases are discretionary with the Compensation Committee and, in recent years, generally have not been awarded except in connection with a substantial promotion and increase in responsibilities of a higher-level position.

Stock Ownership Guidelines

We have adopted minimum stock ownership requirements for our NEOs because we believe that management will more effectively pursue the long-term interests of our shareholders if they are shareholders themselves. The Compensation Committee reviews our stock ownership requirements and makes changes, as needed, to bring our policy into line with evolving market practice. Our 2012 policy required each executive officer, reporting to the CEO, to accumulate and hold a number of shares of our common stock having a value of at least one-and-a-half times (1.5x) the executive’s base salary. The CEO was expected to hold shares of common stock equal to at least three times (3x) his base salary. Each of our NEOs has five (5) years from his or her appointment to the position to achieve the prescribed ownership levels. All of our executives either are in full compliance with this requirement or have more time under the policy to reach the requirement. With the exception of the RSUs granted in 2012, as discussed in more detail above under the heading “2012 Restricted Stock Units.” we do not impose specific holding periods for equity grants made to our executives, but our executives must at all times hold sufficient stock to ensure compliance with our minimum stock ownership requirements.

Relative Levels of Compensation among NEOs

Generally, the elements of compensation described earlier apply to all of our NEOs. Mr. Vadapalli, our President and CEO, is the most highly compensated of our NEOs, reflecting his overall responsibility for the strategic direction and management of the Company. Mr. Vadapalli also serves as a member of the Company’s Board and has a more visible role in the community and with our shareholders.

Our other NEOs received lower total compensation than our CEO, reflecting their relatively more defined authorities and responsibilities, but pay equity as between the CEO and the other NEOs, and also among our other NEOs, is generally in line with pay practices recommended by our independent compensation consultant, F.W. Cook. The Compensation Committee considers and approves the total compensation of the CEO and the other NEOs based in part on an informal internal evaluation that considers the relativity of pay between the CEO and the other NEOs, taking into account each NEO’s particular responsibilities and span of control, as well as their individual contributions, performance, skills, judgment, leadership qualities and competencies.

Wealth Accumulation

The Compensation Committee does not believe that wealth accumulation, other than through our equity compensation program, should be a significant consideration when establishing our compensation policies. Our NEOs do not have a substantial benefit from their participation in our defined contribution or benefit plans. A majority of our executives’ retirement savings consists of the executive’s own contributions and accumulated retirement savings earned over lengthy careers. We believe that it would be inconsistent with the purpose of our executive compensation program, which is to motivate and reward ongoing performance, to make decisions about current compensation based on the NEOs’ accumulated savings and investment returns, whether or not under our Company plans.

Consideration of Effects of Equity Compensation Practices on Shareholders

To assess the potential dilution to our shareholders, the Compensation Committee may take into account the total outstanding but unexercised equity awards when determining the total number of shares that would be subject to any new equity award. In addition, the Compensation Committee may consider the number of shares that remain subject to outstanding but unvested equity awards in determining whether any additional grants of equity awards should be made. The Compensation Committee does not take into account an individual executive’s holdings of vested but unexercised awards in determining additional equity awards to the executive. The Compensation Committee also does not take into account the value realized by an executive during a fiscal year from the exercise of equity awards granted during a prior year. The Compensation Committee believes that value realized by an executive from the exercise of any such equity award relates to services provided during the year of the grant or of vesting, and not necessarily during the year of exercise.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits to one million dollars ($1,000,000) the tax deductibility of annual compensation paid to certain officers. Performance-based compensation may, however, be excluded from the limit so long as it meets certain requirements. While the Compensation Committee retains flexibility and may choose to pay compensation that is not deductible by reason of Section 162(m), when practicable and consistent with our overall compensation goals and philosophies, we may design our compensation plans and programs to allow the Company to deduct compensation expense. Our 2012 compensation plans were structured to comply with Section 162(m). Our 2011 Incentive Award Plan, approved by our shareholders, provides the explicit shareholder approval necessary for us to seek to structure compensation arrangements that qualify as performance-based compensation and are exempt from the one million dollars ($1,000,000) deductibility limit set forth in Section 162(m).

Policies and Practices Regarding Award of Equity Grants

All equity grants to our NEOs are made only at regularly scheduled meetings of the Compensation Committee. In addition, the Compensation Committee has delegated authority, subject to a pre-defined share maximum, to a Non-Executive Equity Compensation Subcommittee to make equity compensation grants to employees who are not executive officers.

Incentive Compensation “Clawback” Reimbursement Policy

Our 2010 Officer Severance Policy includes an executive compensation “Clawback Policy”. This Clawback Policy provides that the Board or any committee of the Board may require any executive officer who leaves the Company, and to whom the policy applies, to return to the Company any cash incentive payments or equity awards (or the value thereof) that were provided to the officer on the basis of Company or individual performance which is later discovered to be based on misconduct or unethical behavior that results in the Company having to file a material restatement of the Company’s financial results. The Compensation Committee also retains the discretion to make changes to its Clawback Policy based on the future adoption of regulations by the SEC or future changes in the law, and such changes will be applicable to all our current NEOs.

Employment arrangements entered into with our CEO and CFO in 2011, after enactment of the Dodd-Frank Act, contain expanded clawback language that require reimbursement for incentive and severance payments made to the executive and for equity awards granted (or the associated value or profits), for the look-back time periods provided in the law, which were made on the basis of financial results later found to require an accounting restatement, regardless of any misconduct or lapse on the part of the executive. In addition, reimbursement is required from the CEO and CFO after termination of their employment if the Company subsequently discovers actions or omissions which would have warranted a termination for cause.

Severance and Other Benefits upon Termination of Employment or Change of Control

Change-of-control severance provisions apply to each of our NEOs, either through the terms of their individual employment agreements or the Company’s 2010 Officer Severance Policy, which is expressly applicable under the terms of most of our NEOs’ employment arrangements. The primary purpose of these change-of-control protections is to align executive and shareholder interests by enabling our NEOs to assess possible corporate transactions without regard to the effect such transactions could have on their employment with the Company. In seeking to adhere to best compensation practices, the change-of-control provisions currently applicable to all our NEOs avoid excessive payments or “single triggers” for receipt of severance benefits in the event of a change of control. Double triggers (a change-of-control event plus the Company’s termination of the executive without cause, or resignation by the executive for good reason, within specified time periods from the change of control) are required for receipt of any change-of-control benefits (with the limited exception of remaining outstanding unvested equity grants which were made in earlier years under our now-retired 1999 Stock Incentive Plan). The Compensation Committee sets the amount of change-of-control benefits provided for our executives at amounts that the Compensation Committee believes are reasonable in the event of the occurrence of the circumstances specified for receipt thereof. The specific change-of-control severance provisions applicable to each NEO are discussed in more detail below under the heading: “Employment Arrangements and Potential Payments upon Termination or Change of Control.” There are no excise tax gross-ups included in severance arrangements.

Tax Gross-ups

We do not provide tax gross-ups to any of our NEOs, and the Compensation Committee does not plan to include tax gross-ups in any future employment arrangements.

Limited Perquisites and Other Fringe Benefits

Perquisites provided to our NEOs are very limited in scope and do not constitute a significant portion of the compensation of any NEO. We generally provide an automobile allowance to all our NEOs to assist them in fulfilling their responsibilities to the Company and to compensate them for use of their own automobile in the performance of services for us. Our NEOs who have joined us from locations outside of Alaska are generally reimbursed for a portion of their moving expenses due to the high costs of relocating to and from Alaska. (We have extended relocation benefits to certain other key officers and employees relocating from out-of-state to accept positions with us.) Our NEOs are generally eligible for the same employee discounts available to all our employees and they are eligible to participate in the same broad-based Company retirement, 401K, health and welfare, and employee stock purchase plans available to all or substantially all of our employees.

Compensation Program Modifications for 2013

The Compensation Committee approved a 2013 compensation plan designed to retain management and to reward it for achieving long-term deleveraging targets, which the Board believes will drive shareholder value.

To retain our NEOs, the Compensation Committee increased salaries for all except for the CEO who received no salary increase. To incent and to reward management for achieving the Company’s business plan the Compensation Committee granted additional special long-term incentive awards, which reflect management’s performance to its business plan based upon the successful implementation of AWN, continued broadband growth and debt reduction. These awards vest upon the company achieving predetermined de-levering targets for each of the three years hence. The Compensation Committee also tied the vesting of all long-term performance based awards to these de-levering targets. Concerned about the potential dilutive effect of management share awards while the stock was trading at comparably low levels, the Compensation Committee also significantly reduced equity based long-term incentive compensation for our executives and replaced it, in part, with long-term performance cash compensation. In total the majority of NEO compensation in 2013 will continue to be performance-based. The CEO’s compensation in 2013 will be two-thirds (2/3) performance based and highly leveraged to the achievements of the Company’s business plans.

Compensation and Personnel Committee Report

The Compensation and Personnel Committee of the Board operates under a written charter and is comprised entirely of directors meeting the independence requirements of NASDAQ. The Board established this Compensation Committee to discharge the Board’s responsibilities relating to compensation of the Company’s CEO and each of the Company’s other executive officers. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other NEOs. The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by,

Brian A. Ross, Chair
David W. Karp
Margaret L. Brown

Compensation and Personnel Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of Messrs. Brian A. Ross (Chair) and David W. Karp and Ms. Margaret L. Brown. None of the members of the Compensation Committee is or was our officer or employee or has had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K. No member of the Compensation Committee is an executive officer of another entity for which any of our executives serves as a Compensation Committee member. In addition, none of our executive officers served as a director for a company that employs as an executive officer any of our directors.

Analysis of Risk in Compensation Practices

Consistent with the SEC’s disclosure requirements, the Company has assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management has evaluated the Company’s executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to Company strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our Company’s ability to effectively identify and manage significant risks and are compatible with effective internal controls and the risk management practices of the Company.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in the Company’s business or risk profile.

Compensation Tables

CEO Total Reported Compensation Versus Realized Compensation Graph

The graph below is intended to supplement the SEC required disclosure of total compensation for our CEO and is not a substitute for those amounts. Realized pay differs from reported total compensation. The SEC’s calculation of total compensation includes assumptions which are not necessarily reflective of compensation actually realized by our CEO.

(1)	Reported Pay is Total Compensation based on the current reporting rules for the Summary Compensation Table. Reported Pay for 2008-2012 includes the grant date value of restricted stock.

(2)

Realized Pay is compensation actually received by the CEO during the year, including salary, payouts of previously earned cash incentive, net spread on stock option exercises, market value at vesting of previously-granted restricted stock, and All Other Compensation amounts realized during the year. It excludes the value of new/unvested stock grants, deferred compensation accruals, change in pension value, and other amounts that will not actually be received until a future date.

Summary Compensation Table for 2012

The table below sets forth a summary of the compensation we incurred for our CEO, CFO, and each of the three additional most highly compensated executive officers who served in such capacities as of December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)

Anand Vadapalli President and Chief Executive Officer	2012	450,002	—	420,298	—	371,408	27,697	10,500	1,279,905
	2011	438,079	—	334,279	—	418,611	31,366	29,971	1,252,306
	2010	—	—	—	—	—	—	—	—

Wayne P. Graham Chief Financial Officer	2012	250,001	—	170,266	—	213,838	23,048	—	657,153
	2011	178,847	—	108,217	—	177,702	13,096	—	477,862
	2010	—	—	—	—	—	—	—	—

David C. Eisenberg Senior Vice President and Chief Revenue Officer	2012	52,885	—	38,094	—	52,147	263,387	472,276	878,790
	2011
	2010

James R. Johnsen Sr. Vice President, Human Resources and Process Transformation	2012 2011 2010	235,000 10,846 —	— 50,000 —	147,873 58,946 —	— — —	193,957 13,257 —	— — —	— — —	576,830 133,049 —

Leonard A. Steinberg Sr. Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary	2012	239,232	50,000	167,063	—	200,244	9,998	11,354	677,891
	2011	220,002	—	126,974	—	163,824	15,356	—	526,156
	2010	220,000	—	339,378	—	191,400	17,774	—	768,552

(1)

Amount shown for 2012 represents the grant date fair value of awards considered to be granted in 2012 for purposes of FASB Topic 718, as determined in accordance with the requirement of Topic 718, excluding the effect of estimated forfeitures. For 2012, the amount shown comprises (A) RSU awards that were granted in 2012, (B) one-third of the PSU awards approved by the Compensation Committee in 2012, representing the portion relating to 2012 performance and with respect to which the applicable performance target was established in 2012, and (C) one-third of the PSU awards approved by the Compensation Committee in 2011, representing the portion relating to 2012 performance and with respect to which the applicable performance target was established in 2012. For the PSU awards, the amount shown is based on the probable outcome (which reflects full 100% vesting of the awards.) Assumptions used in calculating these amounts are included in Note 14 to our audited financial statements for the year ended December 31, 2012 included in the 2012 Annual Report. No dividends are paid on unvested restricted or PSU grants.

(2)

Amounts represent annual cash incentive payments under our then current compensation program and applicable employment agreements. Amounts reported for each year are based on performance in such year, even if paid subsequent to year end.

(3)

Based on vested benefits under the Alaska Electrical Pension Plan (“AEPP”), a multi-employer defined benefit plan. The Company does not manage the plan, and the amounts provided are estimates. Mr. Eisenberg was fully vested in the AEPP when he was re-employed by the Company and the entire estimated value upon his reemployment has been included.

(4)

Mr. Vadapalli received an automobile allowance of $10,500 in each of 2012 and 2011. Mr. Vadapalli also received $19,471 in legal fee reimbursements in 2011 relating to the negotiation of his employment agreement. Prior to his re-joining the Company in October, Mr. Eisenberg received $472,276 for consulting services in the area of process transformation. Mr. Steinberg received an automobile allowance of $9,900 and $1,454 in lost compensation due to the termination of a prior Company deferred compensation plan.

Grants of Plan-Based Awards for 2012

The following table sets forth each grant of an award including equity and non-equity awards made to each NEO during the year ended December 31, 2012. Actual future payouts of non-equity incentive plan awards may vary from the estimates set forth below.

		Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of		Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)		Awards ($)

Anand Vadapalli	—		—	450,000	900,000	—	—	—	—		—
	3/19/2012	3/19/2012	—	—	—	—	—	—	87,458	(3)	261,499
	3/19/2012	7/12/2011	—	—	—	—	17,479	17,479	—		52,262
	3/19/2012	3/19/2012	—	—	—	—	35,631	35,631	—		106,537

Wayne P. Graham	—		—	250,000	500,000	—	—	—	—		—
	3/19/2012	3/19/2012	—	—	—	—	—	—	36,441	(3)	108,959
	3/19/2012	7/12/2011	—	—	—	—	5,658	5,658	—		16,917
	3/19/2012	3/19/2012	—	—	—	—	14,846	14,846	—		44,390

David C. Eisenberg	—		—	250,000	500,000	—	—	—	—		—
	10/22/2012	10/22/2012	—	—	—	—	—	—	11,820	(4)	27,068
	10/22/2012	10/22/2012	—	—	—	—	4,815	4,815	—		11,026

James R. Johnsen	—		—	235,000	470,000	—	—	—	—		—
	3/19/2012	3/19/2012	—	—	—	—	—	—	34,254	(3)	102,419
	3/19/2012	7/12/2011	—	—	—	—	1,247	1,247	—		3,729
	3/19/2012	3/19/2012	—	—	—	—	13,955	13,955	—		41,725

Leonard A. Steinberg	—		—	240,000	480,000	—	—	—	—		—
	3/19/2012	3/19/2012	—	—	—	—	—	—	34,983	(3)	104,599
	3/19/2012	7/12/2011	—	—	—	—	6,639	6,639	—		19,851
	3/19/2012	3/19/2012	—	—	—	—	14,252	14,252	—		42,613

(1)

Target cash incentive award amounts represent amounts payable under our annual cash incentive program and applicable employment agreements, for performance in 2012, which for each of our NEOs is generally equal to 100% of base salary. Under the program, the actual incentive payments are based on the Company’s performance relative to the performance target, as adjusted by individual performance. Actual awards could be as low as zero.

(2)

Represents the portion of PSUs that related to Company performance in 2012 and with respect to which the applicable performance targets were established in 2012. Amount shown does not include the portion of the 2012 PSU grant that will relate to 2013 and 2014 performance and with respect to which the applicable performance goals were not established during 2012.

(3)	Represents the 2012 grant of RSUs that vested in March 2013, subject to continued employment.
(4)	Represents the 2012 grant of RSUs that was subject to a three-year, time based vesting schedule.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth unexercised options; RSUs that have not vested; and equity incentive plan awards for each NEO outstanding as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Anand Vadapalli	275,000	(2)	9.09	12/19/2013	—		—	—		—
	—		—	—	4,316	(3)	8,373	—		—
	—		—	—	12,950	(4)	25,123	—		—
	—		—	—	15,910	(5)	30,865	—		—
	—		—	—	23,865	(6)	46,298	—		—
	—		—	—	21,567	(7)	41,840	—		—
	—		—	—	32,350	(8)	62,759	—		—
	—		—	—	17,219	(9)	33,405	—		—
	—		—	—	87,458	(10)	169,669	—		—
	—		—	—	—		—	34,959	(12)	67,820
	—		—	—	—		—	106,894	(13)	207,374
Wayne P. Graham	—		—	—	5,575	(9)	10,816	—		—
	—		—	—	36,441	(10)	70,696	—		—
	—		—	—	—		—	11,318	(12)	21,957
	—		—	—	—		—	44,539	(13)	86,406
David C. Eisenberg	—		—	—	11,820	(11)	22,931	—		—
	—		—	—	—		—	14,446	(13)	28,025
James R. Johnsen	—		—	—	1,229	(9)	2,384	—		—
	—		—	—	6,338	(9)	12,296	—		—
	—		—	—	34,254	(10)	66,453	—		—
	—		—	—	—		—	2,495	(12)	4,840
	—		—	—	—		—	41,867	(13)	81,222
Leonard A. Steinberg	—		—	—	4,031	(3)	7,820	—		—
	—		—	—	12,094	(4)	23,462	—		—
	—		—	—	14,184	(5)	27,517	—		—
	—		—	—	21,275	(6)	41,274	—		—
	—		—	—	15,934	(7)	30,912	—		—
	—		—	—	23,900	(8)	46,366	—		—
	—		—	—	6,414	(9)	12,443	—		—
	—		—	—	34,306	(10)	66,554	—		—
	—		—	—	—		—	13,280	(12)	25,763
	—		—	—	—		—	42,758	(13)	82,951

(1)	Based on the closing price on December 31, 2012 of $1.94 per share of our common stock as traded in the NASDAQ Global Market.
(2)	Represents SSARs granted to Mr. Vadapalli on December 19, 2008, which became exercisable on December 19, 2010.
(3)	Represents PARSUs with a cliff vest date of January 1, 2013. We did not meet our performance targets for 2009, so this grant did not accelerate to an earlier vest date.
(4)

Represents long-term PARSUs with a cliff vest date of January 1, 2013. We determined that we did not meet the cumulative Company goals for the three (3) year period from 2008 through 2010, so, this grant will not accelerate to an earlier vest date.

(5)	Represents PARSUs with a cliff vest date of January 1, 2014. We did not meet our Company performance goals for 2009 or 2011, so this grant will not accelerate to an earlier vest date.

(6)

Represents long-term PARSUs with a cliff vest date of January 1, 2014. We determined that we did not meet the cumulative Company goals for the three (3) year period from 2009 through 2011, so this grant will not accelerate to an earlier vest date.

(7)

Represents PARSUs with a cliff vest date in 2015. We determined that we did not meet our Company performance goal for 2011, therefore one-half (1/2) of this grant did not accelerate and vest in 2012. We determined that we met the 2012 performance goal for this grant, therefore, the remaining one half (1/2) vested in March 2013.

(8)

Represents long-term PARSUs with a cliff vest date of January 1, 2015. We determined that we met cumulative Company goals for the three (3) year period from 2010 through 2012, therefore, the grant vested in March 2013.

(9)	Represents RSUs, of which one-half (1/2) vested on March 1, 2013 and the remaining one-half (1/2) will vest on March 3, 2014, generally subject to continued employment.
(10)	Represents RSUs, which vested on March 1, 2013.
(11)	Represents RSUs, of which one-third (1/3) vested on March 1, 2013 and the remaining two-thirds (2/3) will vest in equal portions on March 3, 2014 and March 2, 2015, subject to continued employment.
(12)

Represents PSUs that are scheduled to vest in two equal annual installments (generally in the first quarter of the year following each performance year) based upon Company performance goals established by the Compensation Committee in each of 2012, and 2013. We determined that we met the 2012 performance goal for this grant, therefore, one-half (1/2) vested in March 2013. Amount shown includes the portion of the award that relates to 2013 performance and with respect to which the applicable performance goal had not been established as of December 31, 2012.

(13)

Represents PSUs that are scheduled to vest in three equal annual installments following the date of grant (generally in the first quarter of the year following each performance year) based upon Company performance goals established by the Compensation Committee in or before the first quarter of 2012, 2013, and 2014. We determined that we met the 2012 performance goal for this grant, therefore, one-third (1/3) vested in March 2013. Amount shown includes the portion of the award that relates to 2013 and 2014 performance and with respect to which the applicable performance goals had not been established as of December 31, 2012.

Option Exercises and Stock Vested in 2012

The following table sets forth information regarding stock options exercised by, and the shares of RSUs that vested, for each of our NEOs in 2012. The value of RSUs realized is based on the closing price of the shares on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anand Vadapalli	—	—	30,149	94,583
Wayne P. Graham	—	—	8,445	26,661
David C. Eisenberg	—	—	—	—
James R. Johnsen	—	—	5,029	15,664
Leonard A. Steinberg	—	—	15,205	45,787

2012 Pension Benefits

The table set forth below includes, for each NEO, the number of years of service credited to the NEO under the AEPP as of December 31, 2012. This table includes our estimates of the actuarial present value of each NEO’s accumulated benefit under the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Anand Vadapalli	AEPP	7.00	313,964	—
Wayne P. Graham	AEPP	6.75	318,816	—
David C. Eisenberg	AEPP	5.25	263,387	4,665
James R. Johnsen	AEPP	1.08	—	—
Leonard A. Steinberg	AEPP	12.00	418,725	—

The AEPP is a non-contributory, multi-employer defined benefit retirement plan administered by a board of trustees representing the member participants. We make contributions on behalf of our employees in accordance with schedules based on wage rates and job classifications, but we do not include the present value of accumulated benefits under the AEPP in our audited financial statements. Participants, including each of our NEOs, receive a monthly benefit upon retirement, payable for life based on the contributions made on the employee’s behalf. Mr. Steinberg is the only one of our NEOs that is eligible for normal retirement at the present time.

Employment Arrangements and Potential Payments upon Termination or Change of Control

We have entered into employment arrangements setting the specific terms of compensation with each of our NEOs. These arrangements are summarized below.

Anand Vadapalli

We entered into an employment agreement with Anand Vadapalli, as President and CEO of the Company, effective February 1, 2011 (“Agreement”). The Agreement provides for a three-year employment period with an annual base salary of four hundred fifty thousand dollars ($450,000), target annual cash incentive compensation of not less than his base salary, and eligibility to receive annual equity grants, which the Agreement provides should be guided by the principle that equity awards should not be less than twice (2x) the value of Mr. Vadapalli’s base salary. In 2012, executive equity grants were made as a mix of PSUs and RSUs. The Compensation Committee retains discretion to set the actual amount of cash incentive payments and the amounts and types of equity awards each year.

Other benefits include paid-time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Vadapalli for “good reason,” as those terms are defined in his Agreement, Mr. Vadapalli is entitled to receive severance benefits. His severance benefits include a cash payment of nine hundred thousand dollars ($900,000); a cash incentive payment based on achievement of annual performance objectives for the last full year of his employment (if not previously paid), plus a prorated cash incentive payment for the portion of the year he was employed during the last partial year of his employment; continued vesting of equity awards generally in accordance with the terms of the individual equity award agreements (except that, for performance-based awards, the award amount is to be prorated based on the Compensation Committee’s determination of the Company’s performance measured against previously established Company performance targets applicable to the individual awards as of the date of termination of his employment); monthly payments for up to one year to cover federal medical COBRA premiums in certain circumstances; and reimbursement for relocation expenses of up to fifty thousand dollars ($50,000) and reimbursement for realtor commissions on the sale of his residence of up to fifty thousand dollars ($50,000), subject to certain conditions. In the event his employment is terminated by the Company “without cause” or Mr. Vadapalli resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of one million eight hundred thousand dollars ($1,800,000), plus the cash incentive payments described above; accelerated vesting of all equity awards made after the date of the Agreement (equity awards made prior to the Agreement shall vest only in accordance with the terms of the individual award agreements); monthly payments equal to COBRA health insurance payments for up to eighteen (18) months, plus another six months at the average rate paid for the prior eighteen months under certain circumstances; and the same relocation and realtor commission reimbursements as described above.

Effective April 1, 2013, we entered into a new employment agreement with Mr. Vadapalli which provides for a three-year employment term and also revises certain provisions under the Agreement, specifically the equity vesting provisions upon Mr. Vadapalli’s termination by the Company “without cause” or his resignation for “good reason,” upon his termination at the end of the term of the agreement, or due to death or disability. For all awards granted in or after 2013: (1) upon termination without cause, resignation for good reason, or termination of the end of the term of the agreement, time-vested awards will continue to vest in accordance with their scheduled vesting periods; (2) upon death or disability, time-vested awards will immediately vest; and (3) in all three conditions, performance-based awards will continue to vest subject to satisfaction of the applicable performance conditions. Awards granted between 2011 and 2012 will continued to vest in accordance with the terms of the individual equity award agreements (except that, for performance-based awards, the award amount is to be prorated based on the Compensation Committee’s determination of the Company’s performance measured against previously established Company performance targets applicable to the individual awards as of the date of termination of his employment). Awards granted prior to 2011 will vest in accordance with the terms of the applicable plan and award agreement.

The following table sets forth the payments and benefits Mr. Vadapalli would have received, assuming a termination of his employment in the following scenarios on December 31, 2012, and is based on the provisions of the employment agreement in effect as of that date.

Termination Event	Base Salary	Target Cash Incentive	Value of Accelerated Stock, Options and SSARs		Benefits		Total
Company without cause or employee for good reason	$900,000	$450,000	$306,107	(1)	$119,664	(3)	$1,775,771
Death	—	450,000	416,770	(1)	—		866,770
Disability	—	450,000	416,770	(1)	—		866,770
Change- in-control	$1,800,000	$450,000	$521,369	(2)	$139,327	(4)	$2,910,696	(5)
Company with cause or employee without good reason	—	—	—		—		—

(1)	Based on the closing price on December 31, 2012 of $1.94 per share of our common stock as traded in the NASDAQ Global Market for eligible unvested RSUs and PSUs as of December 31, 2012.
(2)

Based on the closing price on December 31, 2012 of $1.94 per share of our common stock as traded in the NASDAQ Global Market for eligible unvested restricted and PSUs as of December 31, 2012. Approximately $215,262 of this amount would vest under the terms our prior 1999 stock incentive plan in a change of control without an accompanying termination of employment.

(3)

Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination, reimbursement of up to$50,000 each for realtor commission and relocation costs to the contiguous United States are paid.

(4)

Assumes COBRA health insurance coverage is reimbursed for the maximum period of 24-months following termination, and reimbursement of $50,000 for realtor commissions on the sale of his residence and $50,000 for relocation costs to the contiguous United States are paid.

(5)

Per Mr. Vadapalli’s 2011 employment agreement, if a change-of-control event had occurred on December 31, 2012, this amount would have been reduced to approximately $2.76 million, pursuant to provisions in Mr. Vadapalli’s employment agreement that provide for change-of-control related payments to him to be reduced in the event such reduction would place him in a better net after-tax position due to the potential application of Sections 280G and 4999 of the Code and associated Treasury Regulations.

Wayne P. Graham

Mr. Graham joined the Company as our CFO on April 1, 2011 and the terms of his employment arrangement at that time included an annual base salary of two hundred fifty thousand dollars ($250,000) and a target annual cash incentive equal to his base salary. His arrangement also provided that Mr. Graham was eligible to receive annual target awards of equity, with grant values of approximately one and a half times (1.5x) his base salary. In 2012, executive equity grants were made as a mix of PSUs and RSUs. We have subsequently entered into an amended compensation arrangement with Mr. Graham, effective January 1, 2013.

Mr. Graham’s arrangement provides for reimbursement for relocation expenses of up to fifty thousand dollars ($50,000) for his move to Alaska. Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Graham for “good reason,” Mr. Graham is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the Policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.12 to our annual report on Form 10-K, filed on March 1, 2013. For Mr. Graham, the severance benefits include a cash payment of five hundred thousand dollars ($500,000) and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Graham resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of five hundred thousand dollars ($500,000), reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Graham at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Graham would have received, assuming a termination of his employment in the following scenarios on December 31, 2012.

Termination Event	Base Salary	Target Cash Incentive	Value of Accelerated Stock, Options and SSARs		Benefits		Total
Company without cause or employee for good reason	$500,000	—	—		$19,664	(2)	$519,664
Death	—	—	$121,289	(1)	—		121,289
Disability	—	—	121,289	(1)	—		121,289
Change- in-control	$500,000	—	$121,289	(1)	$19,664	(2)	$640,953
Company with cause or employee without good reason	—	—	—		—		—

(1)	Based on the closing price on December 31, 2012 of $1.94 per share of our common stock as traded in the NASDAQ Global Market for eligible unvested RSUs and PSUs as of December 31, 2012.
(2)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

David C. Eisenberg

Mr. Eisenberg re-joined the Company in October 2012 as our Senior Vice President and Chief Revenue Officer. The terms of his employment arrangement at that time included an annual base salary of two hundred fifty thousand dollars ($250,000) and a target annual cash incentive equal to his base salary. His arrangement also provided that Mr. Eisenberg was eligible to receive annual target awards of equity, with grant values of approximately one and a half times (1.5x) his base salary. In 2012, executive equity grants were made as a mix of PSUs and RSUs. We have subsequently entered into an amended compensation arrangement with Mr. Eisenberg, effective January 1, 2013.

Mr. Eisenberg is also eligible to receive other benefits including paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Eisenberg for “good reason,” Mr. Eisenberg is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the Policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.12 to our annual report on Form 10-K, filed on March 1, 2013. For Mr. Eisenberg, the severance benefits include a cash payment of $500,000 and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Eisenberg resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of five hundred thousand dollars ($500,000), reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Eisenberg at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Eisenberg would have received, assuming a termination of his employment in the following scenarios on December 31, 2012.

Termination Event	Base Salary	Target Cash Incentive	Value of Accelerated Stock, Options and SSARs		Benefits		Total
Company without cause or employee for good reason	$500,000	—	—		$15,063	(2)	$515,063
Death	—	—	$32,272	(1)	—		32,272
Disability	—	—	32,272	(1)	—		32,272
Change- in-control	$500,000	—	$32,272	(1)	$15,063	(2)	$547,335
Company with cause or employee without good reason	—	—	—		—		—

(1)	Based on the closing price on December 31, 2012 of $1.94 per share of our common stock as traded in the NASDAQ Global Market for eligible unvested RSUs and PSUs as of December 31, 2012.
(2)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

James R. Johnsen

Mr. Johnsen joined the Company in December 2011 as our Senior Vice President of Human Resources and Process Transformation and the terms of his employment arrangement at that time included an annual base salary of two hundred thirty-five thousand dollars ($235,000) and a target annual cash incentive equal to his base salary. His arrangement also provided that Mr. Johnsen was eligible to receive annual target awards of equity, with grant values of approximately one and a half times (1.5x) his base salary. In 2012 executive equity grants were made as a mix of PSUs and RSUs. We have subsequently entered into an amended compensation arrangement with Mr. Johnsen, effective January 1, 2013.

Mr. Johnsen’s arrangement provides for reimbursement for relocation expenses of up to fifty thousand dollars ($50,000) for his move to Anchorage. Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Johnsen for “good reason,” Mr. Johnsen is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the Policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.12 to our annual report on Form 10-K, filed on March 1, 2013. For Mr. Johnsen, the severance benefits include a cash payment of four hundred seventy thousand dollars ($470,000) and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Johnsen resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of four hundred seventy thousand dollars ($470,000), reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Johnsen at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Johnsen would have received, assuming a termination of his employment in the following scenarios on December 31, 2012.

Termination Event	Base Salary	Target Cash Incentive	Value of Accelerated Stock, Options and SSARs		Benefits		Total
Company without cause or employee for good reason	$470,000	—	—		$14,763	(2)	$484,763
Death	—	—	$110,625	(1)	—		110,625
Disability	—	—	110,625	(1)	—		110,625
Change- in-control	$470,000	—	$110,625	(1)	$14,763	(2)	$595,388
Company with cause or employee without good reason	—	—	—		—		—

(1)	Based on the closing price on December 31, 2012 of $1.94 per share of our common stock as traded in the NASDAQ Global Market for eligible unvested RSUs and PSUs as of December 31, 2012.
(2)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Leonard A. Steinberg

Effective January 1, 2012, we entered into an employment arrangement with Mr. Steinberg, our Senior Vice President, Legal, Regulatory and Government Affairs. The 2012 arrangement provided for an annual base salary of two hundred forty thousand dollars ($240,000) and a target annual cash incentive payment equal to his base salary. Actual payments of cash incentive compensation are dependent on the Company’s and his individual performance each year. Mr. Steinberg’s arrangement also provided that he is to receive annual target awards of equity, with grant values to be aligned with the Company’s executive equity plan as applied to executives at his level of responsibility. Under the 2012 executive equity grant program, these annual awards were made as a mix of PSUs and RSUs. We have subsequently entered into an amended compensation arrangement with Mr. Steinberg, effective January 1, 2013.

Mr. Steinberg is also entitled to receive other benefits including paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Steinberg for “good reason,” Mr. Steinberg is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the 2010 Officer Severance Policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.12 to our annual report on Form 10-K, filed on March 1, 2013. For Mr. Steinberg, the severance benefits include a cash payment of $480,000 and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Steinberg resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of four hundred eighty thousand dollars ($480,000), reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Steinberg at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Steinberg would have received, assuming a termination of his employment in the following scenarios on December 31, 2012.

Termination Event	Base Salary	Target Cash Incentive	Value of Accelerated Stock and Options		Benefits		Total
Company without cause or employee for good reason	$480,000	—	—		$19,664	(3)	$499,664
Death	—	—	$178,325	(1)	—		178,325
Disability	—	—	178,325	(1)	—		178,325
Change- in-control	$480,000	—	$218,157	(2)	$19,664	(3)	$717,821
Company with cause or employee without good reason	—	—	—		—		—

(1)	Based on the closing price on December 31, 2012 of $1.94 per share of our common stock as traded in the NASDAQ Global Market for eligible unvested RSUs and PSUs as of December 31, 2012.
(2)

Based on the closing price on December 31, 2012 of $1.94 per share of our common stock as traded in the NASDAQ Global Market for eligible unvested RSUs and PSUs as of December 31, 2012. Approximately $98,632 of this amount would vest under the terms our prior 1999 stock incentive plan in a change of control without an accompanying termination of employment.

(3)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm

Our Audit Committee has unanimously approved the appointment of KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the fiscal year ending December 31, 2013. Although it is not required to do so, the Board is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the shareholders at the 2013 Annual Meeting to ascertain the view of the shareholders regarding such selection. The affirmative vote of the holders of a majority of our shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.

The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 3. In the event the shareholders fail to ratify the appointment, however, the Audit Committee will reconsider its appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

KPMG has audited the financial statements of the Company since March 2005. The Company expects that a representative of KPMG will be present at the 2013 Annual Meeting to respond to appropriate questions and make a statement, if necessary.

Audit Fees

The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the Audit Committee be directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services provided by the independent auditor. Before the Independent Auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee pre-approves the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the committee regarding the Company’s engagement of the Independent Auditor, provided the policies and procedures are detailed as to particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the committee’s responsibilities under the Exchange Act to the Company’s management. The committee may delegate to one or more designated members of the committee the authority to grant pre-approvals, provided such approvals are presented to the full Audit Committee at a subsequent meeting. If the committee elects to establish pre-approval policies and procedures regarding non-audit services, the committee must be informed of each non-audit service provided by the Independent Auditor. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

The following summarizes the fees billed to us by KPMG for services rendered in connection with fiscal years 2012 and 2011:

	2012	2011
Audit Fees (1)	$626,759	$785,986
Audit Related Fees (2)	25,000	244,465
Tax Fees	—	—
All Other Fees (3)	131,260	—

Total	$783,019	$1,030,451

(1)

This category includes the audit of our annual financial statements, the review of the condensed financial statements included in our quarterly reports on Form 10-Q, reviews and assessment of our internal controls over financial reporting, and services for SEC filings. Approximately $50,140 in audit fees related to an asset acquisition (which are reimbursable to the Company) are included for 2011.

(2)

This category includes fees for audit work performed related to our cost allocation manual attestation. The 2011 amount also includes due diligence associated with the issuance of our 6.25% convertible notes due in 2018.

(3)	This category includes fees incurred in relation to the entry into an Asset Purchase and Contribution Agreement for the purpose of combining our wireless network into the Alaska Wireless Network, LLC.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 3 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR the ratification of the appointment of KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Certain Relationships and Related Transactions

Through our Audit Committee, we require review and approval or ratification of “related-person transactions” between the Company or its subsidiaries and a related person. The Company may enter into a related-person transaction only if the Audit Committee approves or ratifies such transaction and if it determines that the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders. Our Audit Committee and our Nominating and Corporate Governance Committee each have procedures in place to ensure regular reporting regarding any related-person transactions known to management. Such transactions are a standard agenda item for each of these committees when they meet, and management reports any related-person transactions which have occurred or are proposed.

In reviewing related-person transactions, we follow SEC guidelines which define a “related-person transaction” as one in which the Company or a subsidiary participates and that, individually or taken together with other related transactions, exceeds, or is reasonably likely to exceed, one hundred twenty thousand dollars ($120,000) in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:

•	any director or executive officer;

•	any nominee for election as a director;

•	any security holder who is known by us to own of record or beneficially more than five percent (5%) of any class of our securities since the beginning of the last fiscal year; or

•

any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

We do not deem a material interest to exist when a covered person’s interest in the transaction results from: (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a ten percent (10%) economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s proportional participation in a benefit received by him solely as a security holder.

A transaction is deemed to involve us if it involves one of our vendors or partners or any of our subsidiaries and relates to the business relationship between us and that vendor or partner.

There have been no related party transactions since the beginning of the 2012 fiscal year nor are there any such transactions proposed.

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee oversees the quality of the Company’s financial reporting process on behalf of the Board. It assists the Board in fulfilling its oversight responsibilities to the shareholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has discussed and reviewed with its independent registered public accounting firm, KPMG, for the periods covered by this report, all matters required to be discussed pursuant to the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from KPMG a formal written statement describing all relationships between KPMG and the Company that might bear on the auditors’ independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with KPMG any relationships that may impact their objectivity and independence, and satisfied itself as to KPMG’s independence.

The Audit Committee has met with KPMG with and without management present, as deemed appropriate, to discuss the overall scope of KPMG’s quarterly reviews and annual audit of the Company’s financial statements, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and KPMG the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the Company’s quarterly and annual reports with the Securities and Exchange Commission.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013.

Submitted by,

Peter D. Ley, Chair
Brian A. Ross
John N. Wanamaker

Other Business Matters

We do not know of any other matters that will be presented at the annual meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

Annual Report on Form 10-K

We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, together with this proxy statement to shareholders of record as of April 12, 2013. Any shareholder who desires additional copies may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.

Performance Graph

The following line graph compares the cumulative Total Shareholder Return (“TSR”) on our common stock from December 31, 2007 through December 31, 2012 with the cumulative total return of the S&P 500, and the cumulative total return of the NASDAQ Telecommunications Index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500, and NASDAQ Telecommunications indices on January 1, 2007, and assumes that dividends, if any, were reinvested.

		2007	2008	2009	2010	2011	2012

Alaska Communications Systems Group Inc.	Cum $	100.00	67.54	64.31	98.21	29.27	20.06
S&P 500 Index - Total Returns	Cum $	100.00	62.99	79.65	91.64	93.58	108.53
NASDAQ Telecommunications Index	Cum $	100.00	57.46	86.16	111.25	117.64	158.94

Shareholder Proposals and Communications with the Board of Directors

The annual meeting of shareholders for 2014 is tentatively scheduled to be held on or about Tuesday, June 10, 2014. If you wish to submit a proposal for possible inclusion in our 2014 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary, Alaska Communications Systems Group, Inc., at the Company’s principal office at 600 Telephone Avenue, Anchorage, Alaska 99503, by registered, certified, or express mail. Shareholder proposals and shareholder nominees for director to be included in our proxy statement for the 2014 Annual Shareholders’ Meeting must be received by the Company on or after January 11, 2014 and on or before February 10, 2014. In the event that the date of the annual meeting for 2014 is advanced by more than 30 days from the anniversary date of the 2013 annual meeting, notice by the shareholder to be timely must be delivered to the Company not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which the Public Announcement of the date of such annual meeting is first made. The requirements for such notice are set forth in our By-laws, which can be found on our website at www.alsk.com.

Shareholders may communicate with the Company’s directors at any time via U.S. mail addressed to one or more directors, the Board, or any committee of the Board c/o the Corporate Secretary at 600 Telephone Avenue, MS 65, Anchorage, Alaska 99503. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.

Directions to the Annual Meeting

The 2013 Annual Meeting of Shareholders of Alaska Communications Systems Group, Inc. will be held on Tuesday, June 11, 2013, beginning at 8:30 a.m. Alaska time, at the Z.J. Loussac Library, Public Conference Room, 3600 Denali Street, Anchorage, Alaska. Doors to the annual meeting will open at 8:00 a.m.

Directions to the meeting at 3600 Denali Street:

1.	From the Airport (A), take International Airport Road East.

2.	Go approximately 3.2 miles and turn left onto C Street heading North.

3.	Continue North approximately .8 miles and continue onto A Street.

4.	Continue approximately .3 miles and turn right onto 36th Avenue heading East.

5.	Continue approximately .2 miles and turn right onto Denali Street heading South.

6.	Continue approximately 250 feet and turn right onto Sharrock Way. This leads you into the parking for the library.

alaska COMMUNICATIONS

ANNUAL MEETING OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

1: Election of Directors. The nominees are:

	For	Against	Abstain
01) Edward (Ned) J. Hayes, Jr.	☐	☐	☐
02) Anand Vadapalli	☐	☐	☐
03) Peter D. Ley	☐	☐	☐
04) John Niles Wanamaker	☐	☐	☐
05) David W. Karp	☐	☐	☐
06) Brian A. Ross	☐	☐	☐
07) Margaret L. Brown	☐	☐	☐

Please Sign Above ____________ Please Date Above ____________

Please Sign Above (Joint Owners) ____________ Please Date Above ____________

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

alaska COMMUNICATIONS

VOTED BY:

INTERNET

Go To
www.proxypush.com/alsk
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

866-390-5401
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

PROXY TABULATOR FOR

ALASKA COMMUNICATIONS
P.O. Box 8016
Cary, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

ANNUAL MEETING OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. Annual Meeting to be held on Tuesday, June 11, 2013 Date: June 11, 2013 for Stockholders as of April 12, 2013 Time: 8:30 A.M. (Alaska Daylight Time) Place: Z. J. Loussac Library, Public Conference Room, 3600 Denali Street; VOTED BY: Anchorage, Alaska 99503 See Voting Instructions on Reverse Side. Please make your marks like this: Use dark black pencil or pen only INTERNET TELEPHONE Board of Directors recommends a vote FOR ALL of the listed nominees: Go To 1: provided. 866-390-5401 Election of Directors. The nominees are: www.proxypush.com/alsk Cast your vote online. OR Use any touch-tone telephone. Have your Proxy Card/Voting Instruction For Against Abstain View Meeting Documents. envelope Form ready. 01) Edward (Ned) J. Hayes, Jr.the Follow the simple recorded instructions. 02) Anand Vadapalli OR MAIL in 03) Peter D. Ley Mark, sign and date your Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. 04) John Niles Wanamaker portion is Return your Proxy Card/Voting Instruction Form in the 05) David W. Karp th postage-paid envelope provided. 06) Brian A. Rossjust 07) Margaret L. Brown return All proxies must be received by 5:00 P.M., Eastern Daylight Time Thursday, June 10, 2013. Board of Directors recommends a vote FOR the following proposals: and For Against Abstain PROXY TABULATOR FOR 2: To provide an advisory vote approving the ALASKA COMMUNICATIONS company’s executive compensation perforation P.O. Box 8016 Cary, NC 27512-9903 3: To ratify the appointment of KPMG LLP as the the company’s independent registered publicat accounting firm for the year ending December 31, 2013. carefully separate To attend the meeting and vote your shares Please in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. EVENT # Please Sign Above Please Date Above CLIENT # Please Sign Above Please Date Above (Joint Owners) OFFICE # Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officercer signing the proxy.

Revocable Proxy — Alaska Communications Systems Group, Inc. Annual Meeting of Stockholders on June 11, 2013 beginning at 8:30 a.m. (Alaska Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors. The signatory(ies) hereby appoints Leonard Steinberg, Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, Wayne Graham, Chief Financial Officer, and Laurie Butcher, Vice President, Finance and Controller, and each of them, proxies with power of substitution to vote on behalf of the signatory(ies) all shares that the signatory(ies) may be entitled to vote at the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. (the Please Company”) on June 11, 2013, and any adjournments thereof, with all powers that the signatory(ies) would possess if personally present, with separate respect to the following: The shares represented by this proxy will be voted as specified on the reverse side. You are encouraged to specify your choice by marking carefully the appropriate box(es) (SEE REVERSE SIDE) but you need not mark at any box, if you wish to vote in accordance with the Board of Directors’ the recommendations. However, the Named Proxies cannot vote your shares unless you sign and return this Proxy Card in accordance with the voting instructions. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies perforation or substitutes at the meeting may exercise all the powers granted hereby. and return just th is portion in the envelope . provided